Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

among

BEACON SALES ACQUISITION, INC.

NORTH COAST COMMERCIAL ROOFING SYSTEMS, INC.

and

STOCKHOLDERS

of

NORTH COAST COMMERCIAL ROOFING SYSTEMS, INC.

and its

SUBSIDIARIES

MARCH 9, 2007

i

4.13	Inventories	21

4.14	Intellectual Properties	22

4.15	Contracts	23

4.16	Litigation	25

4.17	Product Warranty	26

4.18	Government Contracts	26

4.19	Material Suppliers and Customers	26

4.20	Insurance	27

4.21	Indebtedness	27

4.22	No Undisclosed Liabilities	27

4.23	Banking Relationships	27

4.24	Related Party Transactions	28

4.25	Rebates	28

4.26	Certain Payments	28

4.27	Brokerage	28

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	29

5.1	Organization, Authority, Execution, Delivery and Enforceability	29

5.2	Noncontravention	29

5.3	Brokerage	30

5.4	Financial Capability	30

5.5	Investment Intent	30

ARTICLE 6	CONDITIONS PRECEDENT	30

6.1	Conditions to Buyer’s Obligations	30

6.2	Conditions to Sellers’ Obligations	32

ARTICLE 7	THE CLOSING	33

ARTICLE 8	COVENANTS AND AGREEMENTS	34

8.1	Pre-Closing Covenants and Agreements	34

8.2	Post-Closing Covenants and Agreements	36

8.3	Acknowledgements	38

ARTICLE 9	TERMINATION	39

9.1	Termination	39

9.2	Effect of Termination	40

ARTICLE 10	INDEMNIFICATION	40

10.1	Indemnification of Buyer	40

10.2	Limitations on Indemnification of Buyer	41

10.3	Indemnification of Sellers	43

10.4	Third Party Claims	43

10.5	Limitation of Remedies	44

10.6	Tax Indemnification	44

10.7	Release of Escrow Funds	46

ARTICLE 11	DEFINITIONS AND INTERPRETATION	47

11.1	Definitions	47

11.2	Interpretation	56

ARTICLE 12	MISCELLANEOUS PROVISIONS	57

12.1	Notices	57

12.2	Entire Agreement	58

12.3	Amendment; Waiver	58

12.4	WAIVER OF JURY TRIAL	58

12.5	Severability	59

12.6	Headings	59

12.7	Counterparts, Facsimile and Electronic Signatures	59

12.8	Third Parties	59

12.9	Schedules and Exhibits	59

12.10	Governing Law	60

12.11	Specific Performance	60

12.12	Sellers’ Representative	60

12.13	Release by the Sellers	61

12.14	Fees and Expenses	62

12.15	Assignment	62

12.16	Publicity	62

12.17	Acquired Companies Business Unit	62

Schedules
2.3.1	Working Capital
2.6	Allocation of Purchase Price
3.2	Noncontravention
4.1.1	Corporate Information
4.2.1	Capitalization
4.2.2	Rights With Respect to Securities
4.2.3	Subsidiaries
4.3	Noncontravention
4.4.2	Leased Real Property
4.5(a)	Absence of Changes
4.5(b)	Capital Expenditure Budget
4.6	Taxes
4.7(a)	Union Contracts
4.7(f)	Certain Employee Matters
4.7(g)	At will Employment Exceptions
4.7(i)	Payroll Withholding Exceptions
4.7(k)	Employee Indebtedness
4.8(a)	Employee Benefit Plans
4.8(b)	Plan Matters
4.9	Environmental Matters
4.9(g)	Environmental Permits
4.10(a)	Compliance
4.10 (b)	Permits
4.11	Financial Statements
4.12	Receivables
4.14(a)	Company Intellectual Property
4.14(b)	Intellectual Property Licenses
4.14(c)	Intellectual Property Matters
4.15(a)	Material Contracts
4.15(b)	Contract Exceptions/Defaults
4.16(a)	Claims
4.16(b)	Claims Not Covered by Insurance
4.17	Product Warranty
4.19(b)	Significant Customers
4.19(c)	Significant Suppliers
4.20	Insurance
4.21	Indebtedness
4.22	Liabilities
4.23	Banking Relationships
4.24	Related Party Transactions
4.25	Rebates
6.1(a)	Required Consents
6.1(e)	Certain Distribution, Manufacturer Representative and Other Agreements
6.1(g)	Resignations

i

6.1(m)	Certain Leased Real Property
6.1(n)	Agreements to be Terminated
6.1(p)	Form of Commercial Roofing Solutions, Inc. Non-Competition and Confidentiality Agreement
8.2.3(b)(i)	Vehicle leases not treated as capital leases or Indebtedness
8.2.3(b)(ii)	Vehicle Allowance Program
8.2.3(c)	Life and Disability Insurance Policies

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Compete Agreements
Exhibit C	Form of Wegman, Hessler & Vanderburg Opinion
Exhibit D	Form of Real Property Lease
Exhibit E	Form of Schiff Hardin LLP Opinion

ii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into as of the 9th day of March, 2007, among Beacon Sales Acquisition, Inc., a Delaware corporation (“Buyer”), North Coast Commercial Roofing Systems, Inc., an Ohio corporation (the “Company”), each of the Persons identified on Schedule 4.2.1 as an owner of shares of the Company or the Subsidiaries (each, a “Seller,” and collectively, “Sellers”), and on its own behalf, and on behalf of each Seller, David A. Moorhead, an Ohio resident (“Sellers’ Representative”).

RECITALS:

1.             Certain of the Sellers own all of the issued and outstanding shares of capital stock of the Company, and the Company (directly or indirectly) and certain of the Sellers own all of the issued and outstanding shares of capital stock of each of North Coast Commercial Roofing Systems of Cincinnati, Inc., North Coast Commercial Roofing Systems of Cleveland, Inc., North Coast Commercial Roofing Systems of Columbus, Inc., North Coast Commercial Roofing Systems of Indiana, Inc., North Coast Commercial Roofing Systems of Kentucky, Inc., North Coast Commercial Roofing Systems of Michigan, Inc., North Coast Commercial Roofing Systems of Pennsylvania, Inc., North Coast Commercial Roofing Systems of Toledo, Inc., North Coast Commercial Roofing Systems of West Virginia, Inc., North Coast Commercial Roofing Systems of Fort Wayne, Inc., North Coast Commercial Roofing Systems of Chicago, Inc., North Coast Commercial Roofing Systems of Detroit, Inc. North Coast Commercial Roofing Systems of North Carolina, Inc. and Engineered Roofing Services of Illinois, Inc.  The entities set forth in this paragraph, other than the Company, are collectively referred to herein as the “Subsidiaries”.  The outstanding shares of capital stock of the Company and the Subsidiaries are collectively referred to herein as the “Securities”.

2.             Buyer desires to buy, and Sellers desire to sell, the Securities on the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, Sellers and Sellers’ Representative hereby agree as follows:

ARTICLE 1

Defined Terms

1.1           Definitions.  Certain terms used in this Agreement shall have the meanings set forth in Article 11 or elsewhere herein as indicated in Article 11.

1.2           Accounting Terms.  Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2

Purchase and Sale

2.1           Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing each Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from each Seller, all of such Sellers’ right, title and interest in and to all of the Securities owned by such Seller, as more specifically identified on Schedule 4.2.1 (as to each Seller, respectively, the “Seller’s Respective Securities”).

2.2           Purchase Price.  The aggregate purchase price for all of the Securities (the “Purchase Price”) shall be an amount equal to:

(a)           One Hundred Nineteen Million Eight Hundred Thousand Dollars ($119,800,000) (the “Enterprise Value”);

(b)           plus an amount equal to the Closing Cash (which amount may be a negative amount);

(c)           minus an amount equal to the Closing Indebtedness;

(d)           plus the amount, if any, by which the Closing Working Capital (as defined in Section 2.3.2) exceeds the Working Capital Target (as defined in Section 2.3.3), or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital; and

(e)           minus an amount equal to the Company Transaction Expenses set forth on the Company Transaction Expenses Statement.

2.3           Certain Definitions.

2.3.1        Working Capital.  “Working Capital” of the Acquired Companies is defined on Schedule 2.3.1, and shall be determined in accordance with Schedule 2.3.1 and Section 2.5.1.

2.3.2        Closing Working Capital.  “Closing Working Capital” means the Working Capital of the Acquired Companies, determined on a consolidated basis as of 12:01 a.m. on the Closing Date, as reflected on the Final Adjustment Statement.

2.3.3        Working Capital Target.  “Working Capital Target” means the average of the six (6) different amounts of the working capital of the Company and its Subsidiaries determined on a consolidated basis from the consolidated monthly balance sheet for each of the six (6) fiscal months of the Company and its Subsidiaries prior to Closing, provided that for each monthly balance sheet the working capital of the Company and its Subsidiaries shall be determined on a consolidated basis as though each such date were the Closing Date utililizing the same formula and method used in determining the Closing Working Capital (i.e., by including and excluding the same assets and liabilities in the calculation thereof and determining such amount in accordance with Schedule 2.3.1 and Section 2.5.1), except that no physical inventory shall be taken with respect to the inventory reflected in such monthly balance sheets.

2.4           Estimated Purchase Price and Manner of Payment.

2.4.1        Estimated Purchase Price.  No later than three (3) Business Days before the Closing, Sellers’ Representative, on behalf of all Sellers, and Buyer shall make a good faith estimate of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, as of the Closing in accordance with Section 2.5.1 based upon the most recent ascertainable financial information available, and shall execute a certificate setting forth such estimates (the “Closing Certificate”).  As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness” and “Estimated Closing Working Capital” mean the estimates of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness and that the Closing Working Capital is equal to the Estimated Closing Working Capital.

2.4.2        Payments to Escrow Agent and Sellers’ Representative. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall (a) pay the Escrowed Funds to the Escrow Agent; (b) pay and deliver the Estimated Purchase Price less the Escrowed Funds (such amount, the “Closing Date Payment”) to Sellers’ Representative (for further distribution to the Sellers in accordance with the allocation set forth on Schedule 2.6) immediately available cash funds by means of a wire transfer to an account or accounts as directed by Sellers’ Representative not later than three (3) Business Days prior to the Closing (the “Sellers’ Representative’s Account”).

2.4.3        Payment of Indebtedness of the Acquired Companies.  Buyer will pay, or cause to be paid, in full at or immediately following the transaction contemplated by this Agreement, the Estimated Closing Indebtedness as of the Closing Date of the Acquired Companies.  In order to facilitate such repayment, no later than three (3) Business Days before the Closing, Sellers’ Representative shall cause the Acquired Companies to obtain payoff letters for the repayment of such Indebtedness of the Acquired Companies, which payoff letters will be in a commercially reasonable form reasonably acceptable to Buyer and Buyer’s lenders and shall indicate that the Acquired Companies’ lenders have agreed to release immediately all applicable Liens relating to the assets and properties of the Acquired Companies, including the redelivery of all stock certificates held pursuant to any such terminated stock pledge agreements (collectively, the “Pay-Off Documents”).

2.4.4        Payment of Company Transaction Expenses.  Buyer will pay, or cause to be paid, in full at the Closing, the Company Transaction Expenses as set forth on the Company Transaction Expense Statement in accordance with the instructions provided in the Company Transaction Expense Statement. In order to facilitate such payment, no later than three (3) Business Days before the Closing, Sellers’ Representative shall provide Buyer with a true, complete and correct list (the “Company Transaction Expense Statement”) of the amount of the unpaid fees, expenses and other similar amounts arising from the provision of services prior to the Closing that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Acquired Companies or any Seller in connection with this Agreement and the transactions contemplated hereby, including any investment banking, accounting, advisory, brokers, finders, escrow agent or legal fees or fees paid to any Governmental Authority or other Person (collectively, the “Company Transaction Expenses”), and the name of the Persons to whom such payments are to be made and wiring instructions for the recipients of such payments.

2.5           Post-Closing Adjustment.

2.5.1        Adjustment Statement Preparation.  Within sixty days (60) after the Closing Date, Buyer shall use its best commercial efforts to cause to be prepared and delivered to Sellers’ Representative, on behalf of Sellers, (a) a consolidated balance sheet of the Acquired Companies as of 12:01 a.m. on the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the GAAP Financial Statements and in accordance with Schedule 2.3.1 (the “Closing Balance Sheet”), (b) a statement based on such balance sheet setting forth the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital of the Acquired Companies, on a consolidated basis, respectively, as of the Closing (the “Preliminary Adjustment Statement”) and, (c) based on the Closing Cash, the Closing Indebtedness and the Closing Working Capital reflected on the Preliminary Adjustment Statement, Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (“Preliminary Post-Closing Adjustment”).  In preparing the Closing Balance Sheet and the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of any of the Acquired Companies of any financing or refinancing arrangements entered into by Buyer at any time at or after the Closing Date or any other transactions entered into by any of Sellers, Sellers’ Representative, Buyer, or the Acquired Companies in connection with the consummation of the transactions contemplated hereby shall be entirely disregarded; (b) it shall be assumed that the Acquired Companies and their respective lines of business shall be continued as a going concern; and (c) there shall not be taken into account any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to any of the Acquired Companies or their respective business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Closing Purchase Price hereunder.  Sellers and the Company shall, at Seller’s expense, cause the consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended March 31, 2007 to be audited in accordance with GAAP applied on a basis consistent with the GAAP Financial Statements and shall use their best commercial efforts to provide such 2007 audited balance sheet to Buyer no less than fifteen (15) days prior to the date that Buyer is required to deliver the Closing Balance Sheet to the Sellers’ Representative; it being understood that the Buyer’s obligation to deliver to the Sellers’ Representative the Closing Balance Sheet, Preliminary Adjustment Statement and Preliminary Post-Closing Adjustment within sixty (60) days after the Closing Date shall be extended to the date that is fifteen (15) days after such 2007 audited balance sheet is provided to Buyer.

2.5.2        Adjustment Statement Review.  Sellers’ Representative shall review the Closing Balance Sheet, the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Sellers’ Representative reasonably believes that any of them was not prepared in accordance with this Agreement, Sellers’ Representative shall so notify Buyer in writing no later than thirty (30) days after Sellers’ Representative’s receipt thereof, setting forth in such notice Sellers’ Representative’s objection or objections to the Closing Balance Sheet, Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments that Sellers’ Representative claims are required to be made thereto in order to conform the same to the terms of this Agreement.  Buyer and Sellers shall each make readily available to the other all of their relevant work papers and books and records relating to the Acquired Companies, the Closing Balance Sheet, the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment as are requested by Buyer or Sellers and shall use commercially reasonable efforts to cooperate with each other in resolving any disputed matters.  Any notice of objection delivered pursuant to this Section 2.5.2 shall specify in reasonable detail the nature of any disagreement so asserted.

2.5.3        Adjustment Statement Dispute Resolution.  If Sellers’ Representative notifies Buyer of an objection to the Closing Balance Sheet, the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment pursuant to Section 2.5.2, and if Buyer and Sellers’ Representative are unable to resolve such dispute through good faith negotiations within thirty (30) days after Sellers’ Representative’s delivery of such written notice of objection, then, the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Cleveland office of Deloitte & Touche USA LLP (the “Independent Accountants”).  The Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Closing Balance Sheet, the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within thirty (30) days after such submission or such longer period as the Independent Accountants may reasonably require.  Such determinations shall be final, binding and conclusive as to Buyer, Sellers, Sellers’ Representative and their respective Affiliates.  Buyer and Sellers shall each make readily available to the Independent Accountants all relevant work papers and books and records relating to the Acquired Companies, the Closing Balance Sheet, the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment as are requested by the Independent Accountants and shall use commercially reasonable efforts to cooperate with the Independent Accountants in resolving any disputed matters.  The fees and expenses of the Independent Accountants shall be allocated between the Sellers and the Buyer so that the Sellers’ share of such fees and expenses shall be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees and expenses and where (B) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Sellers (as determined by the Independent Accountants) and the denominator of which is the total amount of such disputed items so submitted.

2.5.4        Final Adjustment Statement and Post-Closing Adjustment.  The Closing Balance Sheet, the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Closing Balance Sheet”, the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Sellers, Sellers’ Representative and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

(a)         the mutual acceptance by Buyer and Sellers’ Representative of the Closing Balance Sheet, the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Sellers’ Representative and consented to by Buyer;

(b)         the expiration of thirty (30) days after Sellers’ Representative’s receipt of the Closing Balance Sheet, the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Sellers’ Representative in accordance with Section 2.5.2; or

(c)         the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.5.3 together with revisions of the Closing Balance Sheet, the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment.

2.5.5        Adjustment of Closing Purchase Price.  If the Purchase Price minus the Estimated Purchase Price is a positive number, then (a) Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to pay the Purchase Price Adjustment Escrow Funds to Sellers’ Representative (for further distribution to the Sellers in accordance with the allocations set forth on Schedule 2.6) and (b) Buyer shall pay the amount of the Final Post-Closing Adjustment to Sellers’ Representative (for further distribution to the Sellers in accordance with the allocation set forth on Schedule 2.6).  If the Purchase Price minus the Estimated Purchase Price is a negative number, then (a) if the Purchase Price Adjustment Escrow Funds exceed the amount of the Final Post-Closing Adjustment plus the Interest Amount, then Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent (i) to pay such excess to Sellers’ Representative and (ii) to pay the remainder of the Purchase Price Adjustment Escrow Funds to Buyer, and (b) if the amount of the Final Post-Closing Adjustment plus the Interest Amount exceeds the Purchase Price Adjustment Escrow Funds, then Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to pay the Purchase Price Adjustment Escrow Funds to Buyer, and Sellers, shall be ratably liable in accordance with the allocations set forth on Schedule 2.6 to pay, and hereby agree to pay when due, the amount of such excess to Buyer.  Payments to Sellers’ Representative pursuant to this Section 2.5.5 shall be by wire transfer of immediately available funds to the Sellers’ Representative’s Account (for further distribution to the Sellers), and payments to Buyer pursuant to this Section 2.5.5 shall be by wire transfer of immediately available funds to an account designated by Buyer.  Payments pursuant to this Section 2.5.5 shall be made no later than seven (7) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.5.4.  Payments pursuant to this Section 2.5.5 shall be made together with an amount equal to the equivalent of interest thereon (the “Interest Amount”) at a rate equal to eight percent (8%) per annum for the period from the Closing Date to the date of the payment calculated on the basis of a 365-day year and the actual number of days elapsed.  For Tax purposes, any payment by Buyer or Sellers under this Agreement, including pursuant to Article 10, shall be treated as an adjustment to the Purchase Price.

2.6           Allocation to Sellers of the Purchase Price.  The payment by Buyer of the Purchase Price (including any additional amount required pursuant to Section 2.5.5) into the Sellers’ Representative’s Account shall constitute payment by Buyer to each Seller and satisfaction of Buyer’s obligation to pay such amount hereunder and Buyer shall have no further liability with respect thereto.  After such payment by Buyer, Sellers’ Representative shall be solely responsible for allocating and distributing to each Seller such Sellers’ share of the Purchase Price from the Sellers’ Representative’s Account.  The Purchase Price and any

collective obligations of Sellers, including payment of transaction fees and expenses, shall be allocated among Sellers in accordance with Schedule 2.6.  The portion of the Purchase Price allocated to each Seller (net of obligations and any reserves or holdbacks established pursuant to this Agreement, the Escrow Agreement, or by Sellers’ Representative in its sole discretion) shall be paid and distributed to such Seller by Sellers’ Representative prior to, on, or after the Closing.  At the Closing, Sellers agree that Sellers’ Representative may withhold from the proceeds otherwise distributable to each Seller hereunder, and pay, such Sellers’ pro-rata portion of any fees or expenses incurred by or on behalf of Sellers in connection with the transactions contemplated hereby.  Nothing in this Section 2.6 is intended or shall be construed to confer on any Seller any rights against Buyer in respect of the portion of the Purchase Price allocated to such Seller or the net proceeds received after delivery of same into the Sellers’ Representative’s Account.

2.7           Escrow.  At the Closing, Buyer, Sellers’ Representative and JPMorgan Trust Company, National Association (the “Escrow Agent”) shall enter into an escrow agreement, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), pursuant to which Ten Million Two Hundred Twenty-Five Thousand and 00/100 Dollars ($10,225,000.00) of the Estimated Purchase Price (the “Escrowed Funds”) shall be deposited into escrow for the purpose of securing (a) the purchase price adjustment obligations of Sellers under Section 2.5 of this Agreement, and (b) the indemnification obligations of the Sellers under Article 10 of this Agreement.  The Escrowed Funds shall be divided into two separate subaccounts as follows: (a) the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) shall constitute the subaccount maintained to secure the purchase price adjustment obligations of the Sellers (the “Purchase Price Adjustment Escrow Funds”); and (b) the sum of  Seven Million Seven Hundred Twenty-Five Thousand and 00/100 Dollars ($7,725,000.00) shall constitute the subaccount maintained to secure the indemnification obligations of the Sellers (the “Indemnity Escrow Funds”).

ARTICLE 3

Sellers’ Representations and Warranties Concerning the Transaction

Each Seller severally represents and warrants to Buyer that, except as set forth on the Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 3 are true and correct at and as of the date of this Agreement with respect to such Seller.  No Seller makes any representation or warranty in this Article 3 with respect to any other Seller.  The Disclosure Schedule is numbered to correspond to the various sections of this Article 3 setting forth certain exceptions to the representations and warranties contained in this Article 3 and certain other information called for by this Agreement.

3.1           Authority, Execution, Delivery and Enforceability.  Seller possesses all requisite power and authority, including full legal capacity, if applicable, to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Seller in connection herewith, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by Seller of this Agreement, and each other agreement, instrument and document to be executed and delivered by Seller, and the consummation by Seller of the transactions contemplated herein and therein, have been duly authorized by all necessary action of Seller.  If Seller is not a natural Person, Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, public policy or by principles of equity (the “Enforceability Exceptions”).

3.2           Noncontravention.

(a)           Except as set forth on Schedule 3.2 and except for the applicable requirements of the HSR Act: (i) Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with Seller’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any Person pursuant to any Contract to which Seller is a party, and (iii) no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Seller in connection with Sellers’ execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith.

(b)           The execution and delivery by Seller of this Agreement and any other document, instrument or agreement to be executed and delivered by Seller in connection herewith and the consummation by Seller of the transactions contemplated hereby and thereby will not (i) conflict with or violate, in the case of any Seller that is not a natural Person, the certificate or articles of incorporation, by-laws and other organizational documents of Seller, (ii) conflict with or violate any Laws applicable to Seller or (iii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Seller is subject.

3.3           Ownership of Securities.  Seller is the beneficial and record owner and has good and marketable title to all of such Seller’s Respective Securities, free and clear of all Liens.  The delivery to Buyer of such Seller’s Respective Securities hereunder will transfer to Buyer valid title to and complete ownership of all such Securities, free and clear of any Liens.  Other than such Seller’s Respective Securities listed opposite such Seller’s name in Schedule 4.2.1, such Seller owns no right, title or interest (record or beneficial) to any shares of capital stock of the Company or any Subsidiary or any other equity security of the Company or any Subsidiary or any right of any kind to have any such equity security issued.

3.4           Brokerage.  Except for RSM EquiCo Capital Markets, LLC, the fees and expenses of which shall be paid by the Sellers, no Person is or will become entitled, by reason of any Contract or arrangement entered into or made by or on behalf of the Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 4

Representations and Warranties Concerning the Acquired Companies

The Sellers represent and warrant to Buyer that, except as set forth on the Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 4 are true and correct at and as of the date of this Agreement.  The Disclosure Schedule is numbered to correspond to the various sections of this Article 4 setting forth certain exceptions to the representations and warranties contained in this Article 4 and certain other information called for by this Agreement.

4.1           General.

4.1.1        Organization and Good Standing.  Each of the Acquired Companies is a corporation duly incorporated, validly existing and in good standing under the Laws of its state of incorporation.  Schedule 4.1 sets forth the name of each Acquired Company and its state of incorporation.  Each of the Acquired Companies has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated.  Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed.  Schedule 4.1 sets forth a true and complete list of: (a) all jurisdictions in which each of the Acquired Companies is qualified or licensed to do business as a foreign corporation and (b) all directors and officers of each of the Acquired Companies.

4.1.2        Books and Records; Charter and By-Laws.  Each of the Acquired Companies has delivered to Buyer a true, complete and correct copy of the certificate or articles of incorporation and the by-laws, each as currently in effect, for each of the Acquired Companies.  The minute books and corporate records of the Acquired Companies contain accurate copies of the minutes of all formal board of directors, director committee or shareholders meetings and of all written consents executed in lieu of the holding of any such meeting, in each case to the extent such minutes or written consents include material actions of the board of directors or shareholders.  All such minute books and other records have been made available to Buyer.

4.1.3        Authority, Execution, Delivery and Enforceability.  The Company has all requisite power and authority to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by or on behalf of the Company in connection herewith, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by the Company of this Agreement, and each other agreement, instrument and document to be executed and delivered by the Company, and the consummation by the Company, of the transactions contemplated herein and therein, have been duly authorized by all necessary corporate action of the Company.  This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the

Company, in connection herewith will upon such delivery be, duly executed and delivered by the Company and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

4.2           Capital Structure.

4.2.1        Capitalization.  The total number of shares of capital stock of all classes of the Company and each Subsidiary (each, a “Share,” and collectively, the “Shares”) which the Company and each Subsidiary has the authority to issue is set forth on Schedule 4.2.1.  Schedule 4.2.1 also sets forth the total number of issued and outstanding Shares of the Company and each Subsidiary together with the name of the record and beneficial owners of such Shares and the respective number of Shares held by such owners.  All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person.

4.2.2        Rights With Respect to Securities.  Except as set forth in Schedule 4.2.2, (a) there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting of any Shares, (b) there are no Contracts related to or governing the Shares, including the transferability of the Shares, and (c) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause the Acquired Companies to issue or sell any shares of capital stock of the Acquired Companies to any Person (including any warrant, stock option, convertible debt obligation, subscription for stock or securities convertible into stock of the Acquired Companies, or any other similar right, security, instrument or Contract).

4.2.3        Subsidiaries.  Except as set forth on Schedule 4.2.3 and except for the rights and interests of the Company in the Subsidiaries, none of the Acquired Companies owns, holds or has the right to acquire (including pursuant to Contract), directly or indirectly, (a) any stock, membership interest, partnership interest, joint venture interest or other equity ownership interest (including convertible securities) in any other Person, (b) any right that entitles such Acquired Company to any profits, distributions or other economic benefits in another Person, or (c) the right to vote the securities of any other Person.

4.3           Noncontravention.

(a)           Except as set forth on Schedule 4.3 and except for the applicable requirements of the HSR Act: (i) the Acquired Companies are not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered in connection herewith, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any Person pursuant to any Contract to which any Acquired Company is a party, and (iii) no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by the Acquired Companies in connection with the execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered in connection herewith.

(b)           The execution and delivery of this Agreement and any other document, instrument or agreement to be executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or violate the certificate or articles of incorporation, by-laws and other organizational documents of the Acquired Companies, (ii) conflict with or violate any Laws applicable to the Acquired Companies or (iii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Acquired Companies are subject.

4.4           Properties.

4.4.1        Owned Real Property.  The Acquired Companies own no real property.

4.4.2        Leased Real Property.

(a)                     Schedule 4.4.2 identifies all real property presently leased or subleased to any of the Acquired Companies (the “Leased Real Property”, and the Contracts relating to the Leased Real Property are individually referred to herein as a “Lease” and collectively referred to as the “Leases”).

(b)                     Complete and accurate copies of each of the Leases have been made available to Buyer, and none of the Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Buyer.

(c)                     The Acquired Companies have a leasehold interest in the Leased Real Property free and clear of all Liens, other than Permitted Liens.

(d)                     The Leases are legal, valid, binding, enforceable and in full force and effect and the Acquired Companies hold an existing leasehold interest for the term set forth in its corresponding Lease.

(e)                     No monetary default exists under any of the Leases and no action has been taken or omitted by the Acquired Companies and, to the Company’s Knowledge, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a material default under any Lease.

(f)                      None of the Leases have been leased, subleased or otherwise assigned to a third Person.

(g)                     None of the Leased Real Property leased is vacant or unoccupied.

(h)                     Each landlord under the Leases has satisfied all of the delivery, build-out and construction requirements under the Leases.

(i)                      There are no options, rights of first offer or rights of first refusal to purchase any of the Leased Real Property or any portion thereof or interest therein.

(j)                      With respect to each property that is subject to a Lease, there is no service Contract, maintenance Contract, security Contract or other Contract requiring payment of in excess of Five Thousand and 00/100 Dollars ($5,000.00) annually for any such Contract entered into by the Acquired Companies with respect to such property which will survive the Closing.

(k)                     The Acquired Companies have not received a notice of the intention of any party to terminate any Lease.

(l)                      There are no Claims for which the Acquired Companies are responsible relating to fire, zoning, building or health code violations of the Leased Real Property, which have not been heretofore corrected.

4.4.3        Title to Property; Sufficiency of Assets.  The Acquired Companies own all of the Company Property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business, since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Permitted Liens.  The condition of the Company Property is sufficient, in all material respects, for the operation of the business as currently conducted by the Acquired Companies.  The Company Property is adequate to conduct the business of the Acquired Companies as it is presently being conducted and, other than assets that the Acquired Companies have rights under outstanding leases or licenses, which leases and licenses are disclosed on Schedule 4.4.3, no other assets necessary to conduct the business of the Acquired Companies as it is presently conducted are owned by any Affiliates of the Sellers or the Acquired Companies or any third party and no assets necessary to conduct such business as it is presently conducted have been distributed to any Affiliate of the Sellers or the Acquired Companies or any third party.  Except for the personal property leases indicated on Schedule 4.4.3, no Person, other than the Acquired Companies, owns or primarily utilizes any material equipment of the Company or the Subsidiaries.

4.5           Absence of Certain Changes or Events.

(a)           Except as disclosed in Schedule 4.5(a), since April 1, 2006, there has been no Material Adverse Effect and the Acquired Companies have conducted their respective businesses only in the ordinary course consistent with past practice, and the Acquired Companies have used commercially reasonable efforts to:  keep available the services of their officers and employees; maintain and preserve intact the business of the Acquired Companies; maintain their books, accounts and records in the ordinary course of business consistent with past practice; maintain the ordinary and customary relationships of the business of the Acquired Companies with their suppliers, customers, distributors, employees and others having business relationships; preserve for Buyer, on and after the Closing Date, the business and the goodwill associated therewith; and comply in all material respects with applicable Law. In addition to the foregoing, except as set forth in Schedule 4.5(a), since April 1, 2006:

(i)            none of the Acquired Companies has purchased an equity interest in, or substantially all the assets of, any business or any corporation, partnership, association or other business organization or division thereof;

(ii)           there has not been any material change in the Tax reporting or accounting policies or practices of any of the Acquired Companies, and none of the Acquired Companies has settled or compromised any material Tax liability or made any material Tax election;

(iii)          none of the Acquired Companies has incurred any Indebtedness other than pursuant to the Contracts, notes and instruments described on Schedule 4.21, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any Indebtedness owed to it or released any Claim possessed by it, other than in the ordinary course of business, except for any Indebtedness or Claims that are reflected in the GAAP Financial Statements or the Interim Financial Statements, as the case may be;

(iv)          none of the Acquired Companies has suffered any damage, destruction or other casualty loss of or to any tangible asset or assets having a value in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate and none of the Acquired Companies has failed to maintain its respective assets in commercially reasonable working order, normal wear and tear excepted;

(v)           none of the Acquired Companies has delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business;

(vi)          none of the Acquired Companies has made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the ordinary course of business to employees with base compensation less than Fifty Thousand Dollars ($50,000) per year, and none of the Acquired Companies has materially amended or terminated any existing Benefit Plans or adopted any new employee Benefit Plans;

(vii)         none of the Acquired Companies has sold, assigned, transferred or subjected to any Lien, or have committed to sell, assign, transfer or subject to any Lien, any tangible or intangible assets having a current book value in excess of Fifty Thousand Dollars ($50,000), except for sales of Inventory in the ordinary course of business and except for Permitted Liens;

(viii)        none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, any individual asset for an amount in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, except purchases of Inventory and supplies in the ordinary course of business, consistent with past practice;

(ix)           none of the Acquired Companies has issued any new securities or granted any options, warrants or other securities exercisable or convertible into their securities;

(x)            there has not been any declaration, setting aside or payment of any dividend or any other payment or distribution in respect of any of the Acquired Companies’ capital stock, except for distributions from one Acquired Company to another Acquired Company;

(xi)           none of the Acquired Companies has canceled, compromised, waived or released any right or Claim outside the ordinary course of business;

(xii)          none of the Acquired Companies has amended its organizational documents or merged or consolidated with or into, or acquired any equity interest in, any other Person or dissolved or liquidated;

(xiii)         none of the Acquired Companies has made any change in any method of accounting or accounting practice or policy;

(xiv)        none of the Acquired Companies has permitted the lapse of any existing policy of insurance relating to the business or assets of the Acquired Companies;

(xv)         none of the Acquired Companies has accelerated the collection of or discounted any accounts receivable, delayed the payment of accounts payable or deferred expenses, reduced inventories or otherwise increased cash on hand, except in the ordinary course of business consistent with past practice; and

(xvi)        none of the Acquired Companies has agreed to take any of the actions described in Section 4.5(a)(i) through (xv).

(b)           From April 1, 2006 through the date of this Agreement, the Acquired Companies have made the capital expenditures set forth on Schedule 4.5(b).  Such capital expenditures are sufficient for the requirements of the Acquired Companies’ operations and business prospects in accordance with ordinary, reasonable and typical commercial practice.  The Acquired Companies have only committed to make or otherwise incur capital expenditures after the Closing Date in the amounts set forth and for the expenditures described on Schedule 4.5(b).

4.6           Taxes.  All Taxes owed by any of the Acquired Companies have been paid other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheet or in the books and records of the Acquired Companies.  All material Tax Returns required to be filed by the Acquired Companies have been duly and timely filed (taking account of extensions) and are true, correct and complete in all material respects.  Except as set forth on Schedule 4.6, there are no Tax Claims, audits or proceedings pending or, to the Company’s Knowledge, threatened in connection with the Acquired Companies.  There are not currently in force any waivers or Contracts binding upon the Acquired Companies for the extension of time for the assessment or payment of any Tax.  Except as set forth on Schedule 4.6, each of the Acquired Companies has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.  None of the Acquired Companies is a party to or bound by any Tax allocation or Tax sharing Contracts with any other Person or has any contractual obligation to indemnify any other Person with respect to Taxes.  None of the assets of the

Acquired Companies (i) is property that is required to be treated as being owned by any other Person; or (ii) is treated as Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code or comparable provisions of state or local Tax Law.  Schedule 4.6 lists all leases which the Acquired Companies treat as being owned by any other Person for Tax purposes, but not for financial reporting purposes.  None of the Acquired Companies is legally obligated to make a payment during the period commencing 12 months before the Closing and ending 12 months after the Closing that would constitute an “excess parachute payment” within the meaning of Code Section 280G.  No Tax Authority with respect to which the Acquired Companies do not file Tax Returns has asserted in writing that any of the Acquired Companies is or may be required to pay Taxes to or file Tax Returns with such Tax Authority.  None of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was an Acquired Company) nor have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

4.7           Labor Matters.

(a)           Each Acquired Company has complied with all Laws relating to the employment of labor in all material respects, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower Laws, driver regulations, and other employment Laws, regulations and ordinances.  Except as disclosed on Schedule 4.7(a), no Acquired Company is a party to any collective bargaining agreements or other labor union Contract applicable to Persons employed by them.  There are and have been no strikes, slowdowns, work stoppages or lockouts, by or with respect to any of the employees of any Acquired Company in connection with the operation of the business.  The Acquired Companies have not agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of any of the Acquired Companies.  There is no current union representation matter involving employees of any Acquired Company, and, to the Company’s Knowledge, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees.

(b)           No employee of any of the Acquired Companies is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights Contract, between such employee and any of the Acquired Companies, and to the Company’s Knowledge, any other Person, that materially adversely affects or will materially adversely affect the performance of the employee’s duties as an employee of the Acquired Company following the Closing.

(c)           To the Company’s Knowledge, there is not presently pending any  (i) picketing or employee grievance process, charge, grievance proceeding, arbitration proceeding,

or other Claim against or affecting any of the Acquired Companies, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority; or (ii) labor or employment dispute against or affecting any of the Acquired Companies.  To the Company’s  Knowledge, none of the aforementioned actions or activities are overtly threatened.

(d)           To the Company’s Knowledge, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Acquired Companies or any of its material customers or suppliers.  There is no lockout of any employee of any of the Acquired Companies contemplated by any of the Acquired Companies.

(e)           No employee of any of the Acquired Companies has asserted any Claim against any of the Acquired Companies or any of the Acquired Companies’ officers, directors, or managers, or, to the Company’s Knowledge, threatened any Claim (whether under Law, any employment Contract or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages, salaries, bonuses or commissions, other than wages or salaries for the current payroll period, or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve (12) month period immediately prior to the date of this Agreement, (iv) employee benefits, (v) alleged unlawful, unfair, wrongful, retaliatory, or discriminatory employment or labor practices, (vi) alleged breach of contract arising under an individual Contract or any other employment covenant whether express or implied, (vii) alleged violation of any statute, ordinance, Contract or regulation regarding minimum wages or maximum hours of work, (viii) alleged violation of occupational safety and health standards, (ix) alleged tort violations, or (x) alleged violations of plant closing and mass layoff, immigration, workers’ compensation, disability discrimination, unemployment compensation, protected leave, whistleblower Laws, or other employment or labor relations Laws.  The Acquired Companies have made all required payments to the relevant unemployment compensation reserve account with the appropriate Governmental Authority with respect to their employees and such accounts have positive balances.

(f)            Schedule 4.7(f) contains a true and correct list of all employees of the Acquired Companies as of the date of this Agreement whose annual compensation exceeds $50,000, together with their respective base salaries, bonuses, and positions.  Schedule 4.7(f) correctly states the number of employees laid off by any of the Acquired Companies in the ninety (90) days preceding the date hereof.  All employees of any of the Acquired Companies are authorized to work in the United States, and a Form I-9 has been completed properly and retained with respect to each employee or former employee.

(g)           Except as set forth in Schedule 4.7(g), and subject to public policy provisions of Law, the employment of each employee of any of the Acquired Companies is terminable at will without cost to any of the Acquired Companies except for payments required under the Benefit Plans and the payment of accrued salaries or wages and vacation pay.  No employee of the Acquired Companies or former employee has any right to be rehired by the Acquired Companies prior to their hiring a Person not previously employed by the Acquired Companies.

(h)           All employees of the Acquired Companies have been or will have been on or before the Closing, paid in full by the Acquired Companies for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the transactions contemplated by this Agreement), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Working Capital.

(i)            All independent contractors who have worked for the Acquired Companies since April 1, 2003 are and have been properly classified as independent contractors pursuant to all applicable regulations.  Except as set forth on Schedule 4.7(i), the Acquired Companies have withheld all amounts required by Law or by Contract to be withheld from the wages, salaries and other payments to employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(j)            To the Company’s Knowledge, no officer or other key employee of any of the Acquired Companies intends to terminate employment with such Acquired Company prior to or following the Closing.  The Acquired Companies have not taken any action which was calculated to dissuade any present employees, representatives or agents of the Acquired Companies from continuing their employment with the Acquired Companies following the Closing.

(k)           Schedule 4.7(k) sets forth all indebtedness for borrowed money or other monetary obligations owed to the Acquired Companies by any present or former employee of the Acquired Companies.

4.8           Employee Benefit Plans and Other Compensation Arrangements.  Set forth on Schedule 4.8(a) is a list of all employee benefit plans and arrangements maintained or contributed to by any of the Acquired Companies or any ERISA Affiliate currently or within the past three years, including employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, supplemental retirement plans, stock based plans, bonus or profit sharing plans, medical, hospitalization, life, disability and other insurance plans, severance or termination pay plans and policies, vacation, paid time off and salary continuation policies, life insurance arrangements, and employment, retention, severance and change in control agreements, whether or not described in Section 3(3) of ERISA (each, a “Benefit Plan” and collectively, the “Benefit Plans”).  An “ERISA Affiliate” shall mean any Person under “common control” with any Acquired Company as determined under Section 414(b), (c), (m) or (o) of the Code.  The Company has delivered to Buyer copies of all Benefit Plans, including plan documents and all amendments thereto, plan agreements, trust agreements, insurance policies, annuity contracts, summary plan descriptions, IRS determination letters, actuarial reports, service Contracts, audit reports and filed annual reports on Form 5500 for each of the three most recent plan years.  Except as set forth on Schedule 4.8(b):

(a)           none of the Benefit Plans is (i) a “multiemployer plan” (as defined in Title I or Title IV of ERISA) (ii) a plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of

Section 413(c) of the Code, or (iv) part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(4) of the Code;

(b)           each of the Benefit Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification with respect to GUST (as defined in Revenue Procedure 2002-6) and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;

(c)           all of the Benefit Plans have been operated in compliance in all material respects with their respective terms and applicable Law, and all contributions and payments required under the terms of the Benefit Plans (expect those to be made from a trust qualified under Section 401(a) of the Code or from a third party insurer) have been timely made and to the extent unpaid, are reflected on the Acquisition Balance Sheet;

(d)           there are no pending or, to the Company’s Knowledge, threatened Claims involving any Benefit Plan (other than routine Claims for benefits), and no audits, inquiries, reviews, or Claims are pending with any Governmental Authority;

(e)           no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that would give rise to material liability on the part of any Acquired Company or ERISA Affiliate and no breaches of fiduciary duty have occurred which are reasonably expected to give rise to liability on the part of any Acquired Company or ERISA Affiliate;

(f)            neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (disregarding any termination of employment which may occur on or after the Closing), will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Acquired Companies from the Acquired Companies under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits and none of the Benefit Plans otherwise limits or restricts the Company’s ability to terminate the employment of any employee for any reason with no liability;

(g)           none of the Benefit Plans provides medical benefits to any retired Person, or any current employee of any of the Acquired Companies following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code);

(h)           none of the Acquired Companies maintains any Benefit Plan under which it would be obligated to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination of employment which may occur on or after the Closing; and

(i)            there has been no amendment to, or announcement by any Acquired Company or Sellers relating to, or material change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefore for the most recently completed fiscal year.

4.9           Environmental Matters.  Except as set forth in Schedule 4.9:

(a)           there has been no generation, production, management, Treatment, Storage, Disposal, Release or threatened Release of any Hazardous Material by any Acquired Company at, on, under or from any of the Leased Real Property or properties formerly owned, leased or operated by any Acquired Company, except in accordance with applicable Environmental Law;

(b)           to the Company’s Knowledge, during the period before any Acquired Company owned, leased, or operated any real property, there has been no generation, production, management, Treatment, Storage, Disposal, Release or threatened Release of any Hazardous Material by any Person other than the Acquired Companies at, on, under or from any of those properties which could give rise to any Liability for any Acquired Company;

(c)           during the period after any Acquired Company owned, leased, or operated any real property, there has been no generation, production, management, Treatment, Storage,  Disposal, Release or threatened Release of any Hazardous Material by any Person other than the Acquired Companies at, on, under or from any of those properties which could give rise to any Liability for any Acquired Company;

(d)           there has been no generation, production, management, Storage, arrangement for Disposal, transport for Disposal, Treatment, Release or threatened Release of any Hazardous Material by any Acquired Company or, to the Company’s Knowledge, any other Person at, on, under or from any property other than those properties owned, leased or operated at any time by the Acquired Companies which could give rise to any Liability for any Acquired Company;

(e)           to the Company’s Knowledge, there are no underground storage tanks or related piping, or surface impoundments located on, under or at any of the Leased Real Property, there have been no Releases from any underground storage tanks at or affecting the Leased Real Property or any other property, and none of the Acquired Companies has removed or caused any such tank or piping to be removed from any Leased Real Property;

(f)            during the period any Acquired Company owned, leased, or occupied any real property, there were not any Hazardous Materials on those properties that were in a condition or location that violated any Environmental Law or that could reasonably be expected to require remediation under any Environmental Law or give rise to Liability for any Acquired Company;

(g)           each of the Acquired Companies is and has been in compliance in all material respects with all Environmental Laws, and possesses all licenses, permits, permanent certificates of occupancy, authorizations and certificates from any Governmental Authority which are required under Environmental Laws, with respect to the operation of its business as currently conducted (collectively, “Environmental Permits”) and copies of all Environmental Permits issued to the Acquired Companies are contained on Schedule 4.9(g);

(h)           no Acquired Company has received any notice of any actual, alleged or potential noncompliance with, liability under, or claimed violation of, any Environmental Laws, or any Environmental Permit;

(i)            no Acquired Company has received any notification from any source advising the Acquired Company that:  (i) it is a potentially responsible party under CERCLA or any other Environmental Laws; (ii) any Leased Real Property or other real property previously owned, operated or leased by it, is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) list (or state-equivalent) site; and (iii) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Material is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site;

(j)            there are no ongoing, or to the Company’s Knowledge, planned, environmental investigations, assessments, remediations or other Hazardous Waste response actions relating to any Acquired Company or Leased Real Property; and

(k)           all material environmental assessments, reports and audits in the possession of the Company, relating to the Leased Real Properties or properties formerly owned, leased or operated by any Acquired Company, have been made available to Buyer.

The representations and warranties contained in this Section 4.9 shall be the exclusive representations and warranties with respect to Environmental Laws, Environmental Permits and Hazardous Substances.

4.10         Permits; Compliance with Laws.  Except as set forth on Schedule 4.10(a), each of the Acquired Companies is and has been in compliance in all material respects with all applicable Laws, and possess all material licenses, permits, certificates, approvals, authorizations, consents and certificates from any Governmental Authority which are required under applicable Laws, with respect to the operation of its business (collectively, “Permits”) and except as set forth on Schedule 4.10(b), since January 1, 2002, none of the Acquired Companies has received any written notice from any Person alleging any material noncompliance with any applicable Law or Permit.

4.11         Financial Statements.  The Company has provided to Buyer true, complete and correct copies of the audited consolidated financial statements of the Company and its Subsidiaries (consisting of the audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flow of the Company and its Subsidiaries) prepared in accordance with federal income tax basis of accounting as of and for the fiscal years ended March 31, 2004, 2005 and 2006 (collectively, the “Income Tax Basis Financial Statements”) and prepared in accordance with GAAP for the fiscal year ended March 31, 2006 (the “GAAP Financial Statements”), and the unaudited consolidated financial statements of the Company and its Subsidiaries (consisting of the unaudited consolidated balance sheet of the Company and its

Subsidiaries and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flow of the Company and its Subsidiaries)  as of and for the nine (9) month period ended December 31, 2006 prepared in accordance with federal income tax basis of accounting (the “Interim Financial Statements”).  Except as disclosed in Schedule 4.11, the GAAP Financial Statements have been prepared in accordance with GAAP and the Income Tax Basis Financial Statements have been prepared in accordance with federal income tax basis of accounting, consistently applied, and all such financial statements present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended.  Except as disclosed in Schedule 4.11, the Interim Financial Statements have been prepared in accordance with the federal income tax basis of accounting, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the date indicated and the results of operations for the period then ended, subject to (a) normal year end adjustments, and (b) the absence of disclosures normally made in footnotes.  The balance sheet as of December 31, 2006, which is included in the Interim Financial Statements is herein referred to as the “Acquisition Balance Sheet.”

4.12         Accounts Receivable.  The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Acquired Companies (the “Receivables”) represent valid obligations of the Acquired Company’s customers arising from bona fide sales of goods and services in the ordinary course of business.  The accounts receivable, and reserves and allowances with respect thereto, reflected on the balance sheet in the GAAP Financial Statements are stated thereon in accordance with GAAP.  The accounts receivable, and reserves and allowances with respect thereto, reflected on the balance sheet in the Interim Financial Statements are stated in accordance with the federal income tax basis of accounting, subject to (a) normal year-end adjustments,(b) an accrual for potentially uncollectible accounts and an accrual for bad debt expense, and (c) the absence of disclosures normally made in footnotes.  Schedule 4.12 contains a list of the Receivables as of February 28, 2007.  Except as set forth on Schedule 4.12, as of the date hereof, the Acquired Companies have not received any Claim from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any of the Receivables and, to the Company’s Knowledge, no such Claim has been threatened.

4.13         Inventories.  All inventory of the Acquired Companies on a consolidated basis (“Inventory”) consists of items saleable in the normal course of business, except for obsolete or slow-moving materials or materials which are below standard quality, all of which have been written down to net realizable value in accordance with GAAP.  All Inventory is located on the Leased Real Property.  The Inventory is sufficient but not excessive in kind or amount for the conduct of the business of the Acquired Companies as it is presently conducted.  The Inventory, and reserves and allowances with respect thereto, reflected on the balance sheet in the GAAP Financial Statements are stated thereon in accordance with GAAP.  The Inventory, and reserves and allowances with respect thereto, reflected on the balance sheet in the Interim Financial Statements are stated in accordance with the federal income tax basis of accounting, subject to (a) normal year-end adjustments, and (b) the absence of disclosures normally made in footnotes.

The Acquired Companies have no outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

4.14         Intellectual Properties.  Schedule 4.14(a) sets forth a complete and correct list of all patented or registered Intellectual Property and pending patent applications or other applications for registration of Intellectual Property and all Internet domain names included in the Company Intellectual Property.  Schedule 4.14(a) also sets forth a complete and correct list of all unregistered trademarks, service marks, trade names, unregistered copyrights, corporate names, logos and slogans, and software included in the Company Intellectual Property, in each case that are material to the operation of the Acquired Companies’ business.  Schedule 4.14(b) sets forth all written licenses (other than licenses for Computer Software) pursuant to which any of the Acquired Companies is a party either as a licensee or licensor and any other Contracts under which the Acquired Companies grant or receive any rights to Intellectual Property.  Schedule 4.14(b) also sets forth a list of all licenses for Computer Software (excluding Desktop Software) with license or user-fees in excess of $10,000.  Except as set forth in Schedule 4.14(c):

(a)           the Acquired Companies own and possess all, right, title and interest in and to, or have a valid and enforceable right or license to use the Company Intellectual Property as currently being used, and the consummation of the transaction contemplated by this Agreement will not conflict with, alter or impair any such rights;

(b)           except for the Permitted Liens, the Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to Contracts identified on Schedule 4.14(b) applicable thereto;

(c)           the Company Intellectual Property owned by any of the Acquired Companies and, to the Company’s Knowledge, the Company Intellectual Property used by any of the Acquired Companies, is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned;

(d)           (i) none of the Acquired Companies has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (ii) the conduct of the business as currently conducted by each Acquired Company does not infringe upon any Intellectual Property owned or controlled by any third party; and (iii) none of the Acquired Companies has received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(e)           To the Company’s Knowledge: (i) no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property; and (ii) no such Claims have been brought or threatened against any third party by any of the Acquired Companies;

(f)            (i) all licenses listed on Schedule 4.14(b) are in full force and effect and, are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions; (ii) the Acquired Companies have performed all material obligations required to be performed by them pursuant to the Contracts listed on Schedule 4.14(b); and (iii) there is no existing or, to the Company’s Knowledge, threatened default under or violation of any of the Contracts listed on Schedule 4.14(b) by any other party thereto;

(g)           an Acquired Company is the owner of record for each item of patented or registered Company Intellectual Property identified on Schedule 4.14(a), and has properly executed and recorded all documents necessary to perfect its title to such Intellectual Property.  The Acquired Companies have filed all documents and paid all Taxes, fees, and other financial obligations required to renew and maintain in force and effect all patented or registered Intellectual Property until Closing;

(h)           (i) the Acquired Companies own, or have sufficient license to use, all Computer Software currently being used by the Acquired Companies; (ii) the Acquired Companies are in compliance in all material respects with all provisions of any Contract pursuant to which the Acquired Company has the right to use any Computer Software, including Desktop Software; and (iii) the consummation of the transaction contemplated by this Agreement will not impair any right, or cause any Acquired Company to be in violation of or default under any Contract related to the Computer Software, or terminate, modify, or entitle any other party to terminate or modify any such Contract.

4.15         Contracts.  Schedule 4.15(a) lists all of the following currently effective Contracts to which any of the Acquired Companies is a party or by which any material assets of any of the Acquired Companies is bound or are subject:

(a)           any individual Contract or group of related Contracts, which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Acquired Companies from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of One Hundred Thousand Dollars ($100,000);

(b)           any individual Contract or group of related Contracts, which provide for the sale of goods or services by any Acquired Company and under which the undelivered balance of such goods or services has a sale price in excess of One Hundred Thousand Dollars ($100,000), other than purchase orders and sales orders entered into in the ordinary course of business;

(c)           all Contracts with Significant Customers and Significant Suppliers and all Contracts with customers and suppliers that provide for the payment or receipt of rebates or discounts in an amount in excess of Twenty Five Thousand Dollars ($25,000) (based upon projected purchases or sales of products and services for the 2007 fiscal year);

(d)           Contracts relating to the borrowing of money by any Acquired Company, to the granting by any Acquired Company of a Lien on any of its assets, or any guaranty by any Acquired Company of any obligation in respect of borrowed money or otherwise and any letters of credit issued to or on the request of the Acquired Companies and any reimbursement Contracts related thereto;

(e)           Contracts for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment of any employee or independent contractor of any of the Acquired Companies (including any secrecy, confidentiality, non-disclosure, non-solicitation and non-compete Contracts);

(f)            Contracts not otherwise disclosed herein which limit the freedom of any Acquired Company to engage in any business or compete with any Person;

(g)           Contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed Fifteen Thousand Dollars ($15,000);

(h)           Contracts pertaining to stock options, warrants or convertible securities or otherwise relating to the purchase or issuance of capital stock of any Acquired Company;

(i)            consulting Contracts;

(j)            employee leasing Contracts;

(k)           advertising Contracts which cannot be canceled by the Acquired Companies without payment or penalty upon notice of ninety (90) days or less;

(l)            requirements Contracts;

(m)          any Contract or group of related Contracts involving payments greater than Fifteen Thousand Dollars ($15,000) that have a notice for termination period of more than six (6) months;

(n)           any Contract that is a stock purchase agreement, asset purchase agreement, or other acquisition or divestiture Contract or letter of intent entered into by the Acquired Companies within the past five years (other than as entered in accordance with the Agreement);

(o)           any Contract under which any Acquired Company is obligated to pay an earnout or other contingent purchase price amount as to which any Acquired Company or their respective assets are bound;

(p)           any Contract that establishes a partnership or joint venture;

(q)           any Contract with any Seller or its Affiliates other than an employment agreement or Lease as set forth on Schedule 4.4.2;

(r)            any Contract under which an Acquired Company has advanced or loaned any amount to any of its investors, directors, officers or employees;

(s)           warehouse or storage Contracts;

(t)            transportation Contracts or any contract related to vehicle maintenance or compliance with Department of Transportation (“DOT”) regulations;

(u)           Contracts or arrangements with, or relating to, the provision of goods or services for any Governmental Authority where the amount involved is $50,000 or more;

(v)           performance by or completion bonds or surety or indemnification Contracts and any Contracts involving the issuance thereof, or any amendment, modification or renewal thereof;

(w)          any Contracts involving any of the Acquired Companies with respect to, or relating to, rebate payments and programs or the payment of discounts; and

(x)            any Contracts that is material to the Acquired Companies taken as a whole.

Correct and complete copies of each Contract required to be identified on Schedule 4.15(a), including amendments thereto, have been delivered to Buyer.  Each of the Contracts of the Acquired Companies is in full force and effect and constitutes a valid and binding obligation of the Acquired Company that is a party thereto and, to the Company’s Knowledge, the other party or parties thereto.  Each such Contract is enforceable against the Acquired Companies that are parties thereto and, to the Company’s Knowledge, the other party or parties thereto, in accordance with its respective terms, subject to the Enforceability Exceptions.  Except as set forth on Schedule 4.15(b), each of the Acquired Companies (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to such Contracts.  To the Company’s Knowledge, no event has occurred or circumstance is existing that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give any of the Acquired Companies or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract to which any of the Acquired Companies is a party.  To the Company’s Knowledge, there is no existing or threatened default under or violation of any of such Contract by any other party thereto.  There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by any of the Acquired Companies under any such Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a demand for such renegotiation.  No Acquired Company has released or waived any of its rights under any Contract to which it is a party.  Each Contract will, with respect to the Acquired Company that is a party thereto, continue to be valid, existing and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby.

4.16         Litigation.

(a)           Except as set forth on Schedule 4.16(a), (a) there are no Claims that have been brought by or against any Governmental Authority or any other Person currently pending or, to the Company’s Knowledge, threatened, (i) against or by the Acquired Companies or, with respect to the Acquired Companies’ business, assets or properties, any of its Affiliates, directors, officers or employees, (ii) that seek to prevent hinder, modify, delay, enjoin or rescind the transactions contemplated by this Agreement, and (b) none of the Acquired Companies or, with respect to the Acquired Companies’ business, assets or properties, any of its Affiliates, directors, officers or employees is subject to any order, writ, judgment, investigation or decree of any

Governmental Authority.  Schedule 4.16(a) sets forth all Claims that have been brought by or against any Governmental Authority or any other Person against or by the Acquired Companies or, with respect to the Acquired Companies’ business, assets or properties, any of its Affiliates, directors, officers or employees at any time since January 1, 2003 and that have been settled or resolved pursuant to court decision, agreement or otherwise.

(b)           Except as disclosed on Schedule 4.16(b), all Claims and other matters required to be disclosed on Schedule 4.16(a) are covered by insurance policies in full force and effect, and all deductible amounts related thereto and the portion of such deductible that has been satisfied as of December 31, 2006 are also set forth on Schedule 4.16(b).

4.17         Product Warranty.  None of the Acquired Companies has made any oral or written warranties with respect to the quality or performance of any product or service manufactured, sold, leased or delivered by any of the Acquired Companies that are in force as of the date hereof, except in the ordinary course of business as shall be described in Schedule 4.17.  There are no material Claims pending or, to the Company’s Knowledge, anticipated or threatened against any of the Acquired Companies with respect to the quality or performance of such products or services.  The Acquired Companies do not have an accrual or reserve for warranty Claims set forth on the GAAP Financial Statements and Interim Financial Statements and are not required to maintain an accrual or reserve under GAAP.

4.18         Government Contracts.  None of the Acquired Companies has been suspended or barred from bidding on Contracts with any Governmental Authority; no such suspension or debarment has been initiated or, to the Company’s Knowledge, threatened.  None of the Acquired Companies has been audited or investigated and is not now being audited or investigated by any Governmental Authority, and to the Company’s Knowledge, no such audit or investigation has been threatened.

4.19         Material Suppliers and Customers.

(a)           To the Company’s Knowledge, the relationship of the Acquired Companies with their suppliers and customers are good commercial working relationships.

(b)           Schedule 4.19(b) sets forth for the fiscal year ended March 31, 2006, and the nine (9) month period ended December 31, 2006, the name and address of each of the forty (40) largest customers of the Acquired Companies (taken as a whole), based upon sales to such customers by the Acquired Companies during such period (collectively, the “Significant Customers”), and the amount of each Significant Customer’s purchases from the Acquired Companies (expressed in dollar amounts) during such period.

(c)           Schedule 4.19(c) sets forth for the fiscal year ended March 31, 2006, and the nine (9) month period ended December 31, 2006, the name and address of each of the twenty (20) largest suppliers of the Acquired Companies (taken as a whole), based upon purchases from such suppliers by the Acquired Companies (collectively, the “Significant Suppliers”), and the amount of each Significant Supplier’s sales to the Acquired Companies (expressed in dollar amounts) during such period.

(d)           No Significant Customer or Significant Supplier has notified any Acquired Company that it has cancelled, materially modified, or otherwise terminated its relationship with such Acquired Company or materially decreased its services, supplies or materials to any Acquired Company or its usage or purchase of the services or products of such Acquired Company or the terms of any purchase or sale, including any rebate or discount program, nor has any such customer or supplier indicated its intention, orally or in writing, to such Acquired Company to do any of the foregoing.

4.20         Insurance.  Schedule 4.20 contains an accurate and complete list (and summary description of the coverages, deductibles and expiration dates of) of all insurance policies currently owned, held by or applicable to any of the Acquired Companies (or its respective assets or business).  All such policies required to be disclosed on Schedule 4.20 are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of denial of coverage, cancellation or termination has been received with respect to such policies.  Such policies are valid, outstanding and enforceable policies and will remain in effect after the Closing and the applicable limits under such policies have not been exhausted.  Such insurance provides, and during its term has provided, coverage to the extent and in the manner as may be or may have been required by Law and by any and all Contracts to which any of the Acquired Companies are of have been a party.  None of the Sellers or the Acquired Companies has received: (a) any notice of cancellation of any such policy or refusal of coverage thereunder; (b) any notice that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated; or (c) any other indication that any such policy is no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.  No insurer has advised the Acquired Companies that it intends to reduce coverage or increase any premium in any material respect or fail to renew any existing policy.

4.21         Indebtedness.  Schedule 4.21 sets forth a listing of all Indebtedness of the Acquired Companies as of the date of this Agreement.

4.22         No Undisclosed Liabilities.  Other than the Indebtedness of the Acquired Companies identified on Schedule 4.21, the Acquired Companies have no Liabilities, except for (a) Liabilities set forth or reserved against in the Acquisition Balance Sheet, (b) Liabilities which have arisen after the date of the Acquisition Balance Sheet in the ordinary course of business, (c) Liabilities disclosed on Schedule 4.22, (d) Liabilities under the executory portion of any Contract which was entered into in the ordinary course of business and consistent with past practice, (e) Liabilities under the executory portion of Environmental Permits and Permits issued to, or entered into by, any of the Acquired Companies in the ordinary course of business and consistent with past practice, (f) Liabilities under this Agreement, and (g) Liabilities for Company Transaction Expenses.  None of the liabilities described in this Section 4.22 relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arose out of any Claim.

4.23         Banking Relationships.  Schedule 4.23 sets forth a complete and accurate list of all accounts, including checking accounts, cash contribution accounts, lock box accounts, safe deposit boxes, borrowing arrangements and certificates of deposit that any of the Acquired Companies have with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, if applicable, and the Person or Persons authorized to act or sign on behalf of any of the Acquired Companies in respect of the foregoing.  No Person holds any power of attorney or similar authority from any of the Acquired Companies with respect to such accounts.

4.24         Related Party Transactions.  Except as set forth in of Schedule 4.24, no Related Parties of any of the Acquired Companies (a) owns any property or right, whether tangible or intangible, which is used by the Acquired Companies; (b) has any Claim against any of the Acquired Companies; (c) owes any money to any of the Acquired Companies or is owed money from any of the Acquired Companies; (d) is a party to any Contract or other arrangement, written or oral, with any of the Acquired Companies; or (e) provides services, goods or resources to any of the Acquired Companies or is dependent on services, goods or resources provided by any of the Acquired Companies.  Schedule 4.24 sets forth every business relationship (other than ordinary course arms-length employment relationships) between the Acquired Companies, on the one hand, and the Acquired Companies’ present or former officers, directors, employees, shareholders and the Immediate Family Members of any of the foregoing Persons (or any Person in which any of them has a material financial interest, directly or indirectly), on the other hand.  Schedule 4.24 also sets forth every business relationship (other than ordinary course arms-length employment relationships) between the Acquired Companies and any of the Sellers or any Affiliate or Immediate Family Members of any Seller, excluding Leases set forth on Schedule 4.4.2 and Stockholders Agreements.  No Seller or Immediate Family Member of a Seller or Affiliate of a Seller or an Immediate Family Member of a Seller is engaged in any business which competes with the Business.

4.25         Rebates.  Schedule 4.25 lists all rebates with respect to calendar years 2005 and 2006 (a) paid to (or credited to) any of the Acquired Companies by its suppliers or vendors, and lists and describes all vendor and supplier rebate programs in which any of the Acquired Companies participates (and identifies which of such rebates are calendar year end rebates), and (b) paid by (or credited by) any of the Acquired Companies to its customers, and lists and describes all rebate programs offered by the Acquired Companies to their customers.

4.26         Certain Payments.  No employee or agent of the Sellers or the Acquired Companies acting on such party’s behalf has, directly or indirectly, given or agreed to give, to any customer, supplier, employee of a Governmental Authority, or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder the business of the Acquired Companies (or assist such party in connection with any actual or proposed transaction relating to the business of the Acquired Companies) (a) any illegal gift or benefit or (b) any gift or similar benefit which if not continued or repeated in the future, would have an adverse effect on the relationship of any of the Acquired Companies with such Person.

4.27         Brokerage.  Except for RSM EquiCo Capital Markets, LLC, the fees and expenses of which shall be paid by the Sellers, no Person is or will become entitled, by reason of any Contract or arrangement entered into or made by or on behalf of any of the Acquired Companies, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 5

Representations and Warranties of Buyer

Buyer represents and warrants to each Seller that the following statements contained in this Article 5 are true and correct at and as of the date of this Agreement.

5.1           Organization, Authority, Execution, Delivery and Enforceability.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by Buyer of this Agreement, and each other agreement, instrument and document to be executed and delivered by Buyer, and the consummation by Buyer of the transaction contemplated herein and therein, have been duly authorized by all necessary action of Buyer.  This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Buyer in connection herewith will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.2           Noncontravention.

(a)           Except for the applicable requirements of the HSR Act: (i) Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with Buyer’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party pursuant to any Contract to which Buyer is a party, and (iii) no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith.

(b)           The execution and delivery by Buyer of this Agreement and any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) conflict with or violate the certificate of incorporation, by-laws and other organizational documents of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or (iii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Buyer is subject.

5.3           Brokerage.  No Person is or will become entitled, by reason of any Contract or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.4           Financial Capability.  Buyer has and shall have at the Closing sufficient cash or other sources of immediately available funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.  Buyer owns the capital stock of the operating companies of Beacon Roofing Supply, Inc.

5.5           Investment Intent.  Buyer is acquiring the Securities solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Securities or dividing its participation herein with others.

ARTICLE 6

Conditions Precedent

6.1           Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 6.1:

(a)           any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and all filings, authorizations and approvals and consents set forth on Schedule 6.1(a) shall have been made with or obtained from all applicable Governmental Authority or other Persons, as the case may be;

(b)           there shall be no Claim pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c)           (i) the representations and warranties of Sellers contained in Article 3 and Article 4 shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing as though then made (except to the extent such representations and warranties shall have been expressly made as of an earlier date); (ii) the Company, Sellers and Sellers’ Representative shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Company, Sellers and Sellers’ Representative on or prior to the Closing; and (iii) Sellers’ Representative, on behalf of the Company and Sellers, shall have executed and delivered to Buyer a certificate to the foregoing effect;

(d)           Buyer shall have received from Sellers all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(e)           The Company shall have entered into long-term supply and distribution Contracts, manufacturers representative Contracts, and such other Contracts as are described on Schedule 6.1(e), in each case containing terms that are acceptable to Buyer;

(f)            Buyer shall have received reasonable documentation with respect to the cancellation of any Tax sharing agreements pursuant to Section 8.2.4;

(g)           Buyer shall have received the written resignation, effective as of the Closing, of each director and officer of the Acquired Companies listed on Schedule 6.1(g);

(h)           Buyer shall have received the Pay-Off Documents;

(i)            Buyer shall have received the Non-Compete Agreements, duly executed by each of the Sellers in the form of Exhibit B hereto;

(j)            Buyer shall have received (i) a certificate issued by the appropriate Governmental Authority of the jurisdiction of incorporation of each of the Acquired Companies and for each state in which such Acquired Company is required to be qualified, as applicable, certifying the good standing of each such Acquired Company in each such state as of a date within ten (10) Business Days of the Closing Date, (ii) a certificate issued by the appropriate Governmental Authority of the jurisdiction of incorporation or organization of each Seller that is not a natural Person or trust certifying the good standing of such Seller as of a date within ten (10) Business Days of the Closing Date, (iii) a certificate of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions authorizing the transaction contemplated by this Agreement, each Acquired Company’s certificate of incorporation and each Acquired Company’s bylaws;

(k)           Buyer shall have received an opinion, dated as of the Closing Date, of Wegman, Hessler & Vanderburg, counsel to the Acquired Companies, substantially in the form of Exhibit C hereto;

(l)            Buyer shall have received a fully executed Escrow Agreement that shall be in full force and effect as of the Closing Date;

(m)          Buyer shall have received a fully executed lease agreement for each Leased Real Property identified in Schedule 6.1(m), substantially in the form of Exhibit D hereto;

(n)           The agreements identified on Schedule 6.1(n) hereto shall have been terminated without further Liability to the Acquired Companies and evidence of such termination shall be provided to Buyer;

(o)           The rights and obligations of NCCRS Associates, Inc. under that certain Purchasing and Services Agreement by and between NCCRS Associates, Inc., the Company and Northeast Ohio Roofers Mart, Inc., dated as of April 4, 1994 shall have been assigned to the Company on terms and conditions acceptable to Buyer;

(p)           Commercial Roofing Solutions, Inc. (“CRS”) shall cease operations as an independent entity and the employees of CRS shall have accepted employment with the Company as at-will employees subject to a Non-Competition and Confidentiality Agreement in the form of Schedule 6.1(p);

(q)           The Acquired Companies shall remove from coverage under their insurance policies any property that is not owned or leased by the Company or used in the Company’s Business;

(r)            Buyer shall have received a valid and properly completed Form I-9 for each employee or former employee of the Acquired Companies;

(s)           All Persons other than the Acquired Companies and such Acquired Companies’ employees shall terminate participation in the Acquired Companies’ Benefit Plans; and

(t)            Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement.

Buyer shall also have received the originals or certified or other copies of such certificates, instruments or other documents as Buyer may reasonably request.  Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2           Conditions to Sellers’ Obligations.  The respective obligations of Sellers to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2:

(a)           any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and all filings, authorizations and approvals and consents set forth on Schedule 6.1(a) shall have been made with or obtained from all applicable Governmental Authorities or other Persons, as the case may be;

(b)           there shall be no Claim pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c)           (i) the representations and warranties of Buyer contained in Article 5 shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing as though then made (except to the extent such representations and warranties shall have been expressly made as of an earlier date); (ii) Buyer shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing (provided that the covenants of Buyer relating to the payment of consideration hereunder shall have been fully complied with in all respects); and (iii) Buyer shall have executed and delivered to Sellers’ Representative a certificate to the foregoing effect signed by an authorized officer of Buyer;

(d)           Buyer shall have (i) delivered to the Sellers’ Representative’s Account the Closing Date Payment in accordance with Section 2.4.2; and (ii) deposited the Escrowed Funds in escrow in accordance with Sections 2.4.2 and 2.7 hereof;

(e)           Buyer shall have satisfied the Estimated Closing Indebtedness in accordance with Section 2.4.3 and paid the Company Transaction Expenses in accordance with Section 2.4.4;

(f)            Seller shall have received an opinion, dated as of the Closing Date, of Schiff Hardin LLP, counsel to Buyer, substantially in the form of Exhibit E hereto;

(g)           Seller shall have received a fully executed Escrow Agreement that shall be in full force and effect as of the Closing Date; and

(h)           Sellers, through Sellers’ Representative, shall have received each other document required to be delivered to Sellers pursuant to this Agreement.

Sellers shall also have received the originals or certified or other copies of such certificates, instruments or other documents as Sellers’ Representative may reasonably request.  Any agreement or document to be delivered to Sellers pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers’ Representative.

ARTICLE 7

The Closing

Subject to the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 6 hereof (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), the consummation of the transactions contemplated herein (the “Closing”) shall take place on April 2, 2007 or, in the event such conditions are not satisfied or waived by such date, the date that is no later than the third Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 6 hereof (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date) and shall take place at the offices of Schiff Hardin LLP in Chicago, Illinois or at such other time and place as to which Buyer and Sellers’ Representative may agree in writing.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”  The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same, it being understood that Sellers’ Representative shall have the authority to waive on behalf of Sellers or any Seller any delivery required at or before the Closing by Buyer hereunder.

ARTICLE 8

Covenants and Agreements

8.1           Pre-Closing Covenants and Agreements.

8.1.1        Conduct of Business.  During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 9.1 or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or except to the extent Buyer otherwise consents, the Company shall, and shall cause each of the Subsidiaries to: (i) be operated in the ordinary course of business, consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its respective business organizations and relationships with Persons doing business with the Acquired Companies, as applicable, including to keep available the services of their employees in the ordinary course of business and to maintain satisfactory relationships with suppliers, distributors and customers.  Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the Pre-Closing Period, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), the Company shall not and shall not permit any of the Subsidiaries to, take, or agree (whether in writing or otherwise) to take, any action that (a) would cause a material breach of any Contract, commitment or covenant of Sellers contained in this Agreement, (b) would cause the representations and warranties set forth in Article 3 or Article 4 to become untrue in any material respect, or (c) would result in a breach of Section 4.5 hereof.  Further, during the Pre-Closing Period, the Acquired Companies shall make the capital expenditures set forth on Schedule 4.5(b).

8.1.2        Access.  During the Pre-Closing Period, the Company shall, and shall cause the Subsidiaries to, provide to Buyer and its representatives, with appropriate notice, reasonable access during normal business hours and for purposes of this Agreement to the personnel, premises, Contracts, facilities, books and records, and other documents and financial, operating and other data of the Acquired Companies and to permit Buyer and its representatives to conduct such necessary inspections as Buyer may reasonably request, all in a manner that shall to the maximum extent practicable minimize disruptions to the Acquired Companies’ business and operations; provided that the Buyer shall not engage in any environmental testing with respect to any of the Leased Real Property without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.  All requests for information made pursuant to this Section 8.1.2 shall be directed to David A. Moorhead, Fredric T. Pratt or Keith A. Vanderburg.

8.1.3        Satisfaction of Closing Conditions.  During the Pre-Closing Period, subject to the terms and conditions of this Agreement, the Company and Sellers, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to consummate the transactions contemplated by this Agreement.  Neither the Company and Sellers, on the one hand, and Buyer, on the other hand, shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.  The parties shall cooperate with each other so as to obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals required under Article 6, and during the Pre-Closing Period, the Sellers and the Company shall, and shall cause the Subsidiaries to, use their best efforts to obtain the third party consents specified in Schedule 6.1(a).  Each party (a) shall make an appropriate filing pursuant to the HSR Act with respect to the transaction contemplated hereby within five (5) Business Days following the execution of this Agreement, (b) shall cooperate and coordinate such filing with the other party, (c) agrees that the filing fee due with respect to such filing will be paid by Buyer, and (d) agrees to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing, including by seeking early termination of the waiting periods.

8.1.4        Confidentiality Agreement.  Notwithstanding the execution of this Agreement, during the Pre-Closing Period, the parties acknowledge that the confidentiality agreement executed by Beacon and Sellers’ agent (the “Confidentiality Agreement”) remains in full force and effect pursuant to the terms thereof and shall be binding upon Buyer.

8.1.5        Termination of Stockholders Agreements.  With respect to the transactions contemplated by this Agreement, each Seller hereby waives the applicability of, and the rights such Seller had, has or may have under or pursuant to, the Stockholders Agreements, including any preemptive right or right of first offer.  Each Seller that is a party to the Stockholders Agreements hereby covenants and agrees with the other Sellers, the Acquired Companies and Buyer that, effective immediately upon the Closing, each Stockholders Agreement shall terminate and be deemed cancelled in its entirety, and each Seller unconditionally and forever releases and discharges each other party to the Stockholders Agreements from all obligations and liabilities arising thereunder.  The foregoing termination of the Stockholders Agreements shall be of no force or effect unless and until the Closing shall have occurred, and the Stockholders Agreements shall remain in full force and effect in accordance with its terms unless and until such time as the Closing has occurred.

8.1.6        Exclusive Dealing.  During the period from the date of this Agreement through the earlier of the Closing or termination of this Agreement pursuant to Section 9.1 hereof, neither the Company nor any Seller shall, and the Sellers and the Company shall cause their Affiliates (including the Subsidiaries), and the directors, officers, employees, advisors, agents and representatives of the Sellers, the Company and the Subsidiaries not to, directly or indirectly, (a) solicit or initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction (as defined below), (b) participate in any discussion or negotiation with any Person regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction or (c) authorize, approve, consummate, engage in, or enter into any Contract with respect to, any Alternative Transaction.  For purposes of this Agreement, “Alternative Transaction” means (a) reorganization, dissolution, liquidation, refinancing or recapitalization of (or involving any of)

the Acquired Companies, (b) merger, consolidation or acquisition of (or involving any of) the Acquired Companies, (c) sale of any material amount of assets of any of the Acquired Companies (except for sales of inventory in the ordinary course of business, consistent with past practice), (d) direct or indirect purchase, sale, redemption or other disposition of any capital stock or other equity interests of any of the Acquired Companies (other than among existing stockholders), (e) any other business combination involving any of the Acquired Companies or their respective businesses or capital stock or assets, or (f) other transaction the consummation of which would prevent, impede or delay the consummation of the transactions contemplated by this Agreement.

8.2           Post-Closing Covenants and Agreements.

8.2.1        Access to Acquired Company Information.  Buyer shall, and shall cause each of the Acquired Companies to, for a period of three (3) years after the Closing Date, during normal business hours, provide Sellers’ Representative and its designees and representatives with such access to the books and records of the Acquired Companies to the extent relating to the business of the Acquired Companies prior to the Closing Date as may be reasonably requested by Sellers’ Representative, who shall be entitled, at its expense, to make extracts and copies of such books and records.  The foregoing shall not obligate Buyer of any of the Acquired Companies to keep any such books and records and the obligation of Buyer and the Acquired Companies to maintain such books and records shall solely be pursuant to Section 8.2.4.

8.2.2        Compliance with WARN Act.  Buyer agrees that, for a period of sixty (60) days after the Closing Date, it will not cause any of the employees of the Acquired Companies as of the Closing Date to suffer “employment loss” for purposes of the WARN Act if such employment loss could create any liability for Sellers, unless Buyer or the Acquired Companies deliver notices under the WARN Act in such a manner and at such time that Sellers bear no liability with respect thereto.

8.2.3        Employee Matters.

(a)            Each Person who is as of the Closing Date an employee of the Acquired Companies shall be credited with his or her years of service with the Acquired Companies before the Closing Date for purposes of eligibility and vesting under the employee benefit plans of Buyer or its Affiliates, if any, in which such employee participates after the Closing (such plans, collectively, the “New Plans”) and for purposes of any applicable vacation, paid time off or severance policy, except to the extent such credit would result in a duplication of benefits or was not recognized under the applicable Benefit Plan of the Acquired Company (such plans, collectively, the “Old Plans”).  In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any such employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents except to the extent any such Person has not satisfied any corresponding exclusions or requirements under the applicable Old Plan.  Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  Nothing contained herein shall entitle any Person who is, as of the Closing Date, an employee of the Acquired Companies to participate in the New Plans.

(b)            The Company currently provides certain of its employees the use of a vehicle.  The vehicles provided to such employees are leased by the Company pursuant to a lease arrangement with Bud Behling Leasing, Inc.  The lease arrangement pursuant to which the Company leases such vehicles shall be amended prior to the Closing and the Acquired Companies’ Liability with respect to such employee use vehicles shall be terminated.  The Acquired Companies will continue to lease the vehicles set forth on Schedule 8.2.3(b)(i) in accordance with the terms of the current lease with Bud Behling Leasing, Inc., and the amount of such lease obligation shall not be considered Indebtedness pursuant to this Agreement.  The current program for providing certain of its employees with vehicles leased by the Company will be terminated effective on the Closing Date.  In accordance with Buyer’s policies, promptly following the Closing, the Company will provide such employees with a vehicle allowance consistent with the vehicle allowance program set forth on Schedule 8.2.3(b)(ii).

(c)            Prior to the Closing, the Acquired Companies shall assign the life and disability insurance policies identified on Schedule 8.2.3(c) to the Sellers that are the insureds under such insurance policies.

8.2.4        Tax Matters.

(a)           Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Acquired Companies for Pre-Closing Tax Periods and shall remit or cause to be remitted the amount of Taxes shown on such Tax Returns, subject to Sellers’ obligation to pay its share of such Taxes pursuant to Section 10.6.  Buyer shall file or cause to be filed all Tax Returns for Taxes with respect to Straddle Periods and shall remit or cause to be remitted the amount of Taxes shown on such Tax Returns subject to Sellers’ obligation to pay its share of such Taxes pursuant to Section 10.6.  Buyer shall provide Sellers’ Representative with a copy of any Tax Return described in this Section 8.2.4 proposed to be filed at least thirty (30) days before the proposed dates of filing and such filing shall be subject to the consent of Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.  Sellers shall reimburse Buyer for any Taxes which are payable with Tax Returns to be filed by Buyer pursuant to this Section 8.2.4 that Seller is obligated to pay pursuant to Section 10.6 not later than five (5) days prior to the date that such returns are due.  Buyer and Sellers agree to cause the Acquired Companies to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax Period ended as of the close of business on the Closing Date unless the relevant Tax Authority will not accept a Tax Return filed on that basis.

(b)           Sellers and Buyer shall, and Buyer shall cause the Acquired Companies to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any filing, audit, litigation or other proceeding with respect to Taxes, including any Tax Claim.  Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding.  Sellers and Buyer agree, and Buyer agrees to cause the Acquired Companies, (i) to retain all books and records with respect to Tax matters relating to the Acquired Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers’ Representative, any extensions thereof) for the respective taxable periods, and to abide by all record retention Contracts entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers and Buyer shall, and Buyer shall cause the Acquired Companies to, allow the other party to take possession of such books and records.  Buyer and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(c)           The amount or economic benefit of any refunds of Taxes of the Acquired Companies for any taxable period ending on or before the Closing Date shall be for the account of Sellers, and Buyer agrees to provide prompt notice of any such event to Seller’s Representative.  The amount or economic benefit of any refunds of Taxes of the Acquired Companies for any taxable period beginning after the Closing Date (including any refund of Taxes relating to the carry back of net operating loss from a Post-Closing Tax Period to a Pre-Closing Tax Period) shall be for the account of Buyer.  The amount or economic benefit of any refunds of Taxes of the Acquired Companies for any Straddle Period shall be apportioned between Sellers and Buyer in the manner described in Section 10.6.  Any such amounts owing to Sellers or Buyer, as applicable, as provided in this Section 8.2.4(c) shall be paid by Buyer or Sellers, as applicable, within ten (10) days of the receipt of any such refunds.

(d)           Sellers shall cause the provisions of any Tax sharing Contract or similar arrangement with respect to or involving the Acquired Companies to be terminated on or before the Closing Date.  After the Closing Date, no party shall have any rights or obligations under any such Tax sharing Contract.

8.2.5        Further Assurances.  From and after the Closing, as and when required by any party, each party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting party’s expense, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

8.3           Acknowledgements.  Buyer does not make, and has not made, any representations or warranties relating to Buyer, its Affiliates, the businesses of Buyer and its Affiliates or otherwise in connection with the transactions contemplated hereby, other than those expressly set forth herein or in any Closing Document and Sellers do not make, and have not made, any representations or warranties relating to Sellers, the Acquired Companies or the businesses of the Acquired Companies or otherwise in connection with the transactions contemplated hereby, other than those expressly set forth herein.  It is understood that any cost estimate, projection or other prediction, any memoranda or offering materials or presentations, including any memoranda and materials provided by any representative of Sellers, are not and shall not be deemed to be or to include representations or warranties of Sellers except to the extent that any such information, memoranda or materials are included in the Disclosure Schedule or referred to in the representations and warranties set forth herein.  Except as provided herein, no Person has been authorized by Sellers to make any representation or warranty relating to Sellers, the Acquired Companies or the businesses of the Acquired Companies or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Sellers and shall not be deemed to have been made by Sellers.  Except as provided herein, no Person has been authorized by Buyer to make any representation or warranty relating to Buyer, its Affiliates, the businesses of Buyer and its Affiliates or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer and shall not be deemed to have been made by Buyer.

ARTICLE 9

Termination

9.1           Termination.  This Agreement may be terminated:

(a)                 by mutual written consent of Buyer and Sellers’ Representative at any time prior to the Closing;

(b)                by Buyer or Sellers’ Representative, by notice to the other party, (i) in the event of a breach by any of the Company, Sellers or Sellers’ Representative (if Buyer seeks to terminate this Agreement pursuant to this Section 9.1(b)) or a breach by Buyer (if Sellers’ Representative seeks to terminate this Agreement pursuant to this Section 9.1(b)) of any representation, warranty, covenant or agreement contained in this Agreement or (ii) if any fact, circumstance, result, change, event or violation shall have occurred, which in the case of either clause (i) or (ii) (A) would give rise to the failure of a condition set forth in Section 6.1(c) or 6.2(c), as applicable, and (B) cannot be or has not been cured within ten (10) Business Days following receipt by the non-terminating party of written notice of such breach, fact, circumstance, result, change, event or violation;

(c)                 by (i) Buyer, by notice to Sellers’ Representative, if the satisfaction of any of the conditions in Section 6.1 by April 30, 2007 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or (ii) Sellers’ Representative, by notice to Buyer, if the satisfaction of any of the conditions in Section 6.2 by April 30, 2007 is or becomes impossible (other than through the failure of Sellers, Sellers’ Representative or the Company to comply with their obligations under this Agreement) and Sellers’ Representative has not waived such condition; or

(d)                by Buyer or Sellers’ Representative, by notice to the other party, if the Closing has not occurred (other than, if Buyer seeks to terminate this Agreement pursuant to this Section 9.1(d), through the failure of Buyer to comply fully with its obligations under this Agreement or, if Sellers’ Representative seeks to terminate this Agreement pursuant to this Section 9.1(d), through the failure of any of Sellers, Sellers’ Representative or the Company to comply fully with its obligations under this Agreement) on or before April 30, 2007.

9.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1(a), then all provisions of this Agreement except Section 12.14 shall thereupon become void without any liability on the part of any party hereto to any other party hereto.  If this Agreement is terminated other than pursuant to Section 9.1(a), such termination will not affect any right or remedy which accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable Laws in respect of such termination and so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.  Regardless of the reason for any termination of this Agreement, the Confidentiality Agreement shall remain in effect in accordance with its terms.

ARTICLE 10

Indemnification

10.1         Indemnification of Buyer.  From and after the Closing and subject to Sections 10.2, 10.4 and 10.5, each Seller shall, severally and not jointly, indemnify Buyer, the Acquired Companies, and each shareholder, officer, director, employee, agent, successor and assign of Buyer and the Acquired Companies (collectively, the “Buyer Indemnitees”), against and hold the Buyer Indemnitees harmless from any Losses based upon, arising out of or caused by any breach of, the representations and warranties made by such Seller in Article 3 or any breach by such Seller of its covenant in Section 2.1 to deliver such Seller’s Respective Securities to Buyer at the Closing (the indemnity set forth in this sentence is referred to herein as the “Seller Covenant”).  From and after the Closing and subject to Sections 10.2, 10.4 and 10.5, Sellers shall jointly and severally indemnify Buyer Indemnitees against and hold the Buyer Indemnitees harmless from any Losses based upon, related to, arising out of, or caused by (a) any breach of, any of the representations and warranties made by the Sellers in Article 4, (b) the breach of any covenant or agreement by Sellers contained in this Agreement or  any Closing document (excluding Article 3 or Section 2.1, which are specifically covered by the Seller Covenant), (c) the breach of any covenant or agreement by the Acquired Companies contained in this Agreement or any Closing document to be performed on or prior to the Closing, (d) the sale or distribution or alleged sale or distribution by the Acquired Companies of products containing asbestos (the indemnity set forth in this Section 10.1(d) is referred to herein as the “Asbestos Indemnity”), (e) any Claim for indemnification against any of the Acquired Companies by reason of the fact that any Seller or any of their directors, officers, employees or agents, was at or prior to the Closing a director, officer, employee, or agent of one or more of the Acquired Companies or was serving at the request of any such Person as a partner, trustee, director, officer, employee, or agent of one or more of the Acquired Companies (whether such Claim is for Losses or otherwise and whether such Claim is pursuant to any statute, charter document, bylaw, agreement or otherwise), including with respect to any Claim brought by Buyer against any of the Sellers (whether such Claim is pursuant to this Agreement, applicable Law or otherwise), (f) any amounts required to pay any Company Transaction Expenses not set forth on the Company Transaction Expense Statement and paid upon Closing (the indemnity set forth in this Section 10.1(f) is referred to herein as the “Expense Indemnity”), (g) any amounts required to pay any Indebtedness of the Acquired Companies as of the Closing Date that was not reflected on the Final Adjustment Statement (the indemnity set forth in this Section 10.1(g) is referred to herein as the

“Indebtedness Indemnity”), (h) the presence of Hazardous Materials in the soil, groundwater, or drinking water at the property commonly known as 24307 Telegraph Road, Southfield, Michigan as of the Closing Date, or the removal of any underground storage tanks by the Acquired Companies or any other Person acting on behalf of the Acquired Companies from any Leased Real Property or properties formerly owned, leased or operated by any Acquired  Company (the indemnity set forth in this Section 10.1(h) is referred to herein as the “Environmental Indemnity”), (i) the failure to file any reports or other documents required to be filed with any Governmental Authority for any Benefit Plan, including Forms 5500, or the participation by any Person that is not an employee of the Acquired Companies in any Benefit Plan of the Acquired Companies or an ERISA Affiliate of the Acquired Companies (the indemnity set forth in this Section 10.1(i) is referred to herein as the “Benefits Indemnity”), (j) the failure of any employee of any of the Acquired Companies to be authorized to work in the United States or the failure of the Acquired Companies to have obtained and retained a valid Form I-9 that has been properly completed with regard to each employee or former employee of the Acquired Companies (the indemnity set forth in this Section 10.1(j) is referred to herein as the “Employee Indemnity”), or (k) the death of Timothy Meredith.

10.2         Limitations on Indemnification of Buyer.  Notwithstanding any other provision of this Agreement, the indemnification of Buyer Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 10.2 as follows:

(a)           The following terms have the meanings specified below:

(i)            “Special Claims” means any Claims based upon, related to, arising out of, or caused by (A) a breach by any Seller of (I) any covenants or agreements in this Agreement to be performed by the Sellers or, on or prior to the Closing, the Acquired Companies (other than those set forth in Section 10.6 (Tax Indemnification)), (II) any of the representations or warranties contained in Article 3,  (III) any of the representations or warranties contained in Sections 4.1.3 (Authority, Execution, Delivery and Enforceability), 4.2 (Capital Structure) or 4.27 (Brokerage) of this Agreement, (B) the Asbestos Indemnity, (C) the Expense Indemnity, (D) the Indebtedness Indemnity, (E) the Environmental Indemnity, (F) the Benefits Indemnity, (G) the Employee Indemnity, and (H) the death of Timothy Meredith.

(ii)           “Tax Claims” means any Claims based upon, related to, arising out of, or caused by, the indemnification obligations set forth in Section 10.6 (Tax Indemnification) or the covenants set forth in Section 8.2.4 (Tax Matters) of this Agreement or a breach of any representation or warranty set forth in Section 4.6 (Taxes).

(b)           The Sellers shall not be required to indemnify the Buyer Indemnitees hereunder with respect to Claims for any Losses under this Article 10 except to the extent that the aggregate amount of Losses for which the Buyer Indemnitees are otherwise entitled to indemnification pursuant to this Article 10 exceeds One Million Dollars ($1,000,000) (the “Deductible Amount”) (it being understood and agreed that the Deductible Amount is intended as a deductible, and the Sellers shall not be liable for any Losses included in the Deductible Amount for which the Buyer Indemnitees are otherwise entitled to indemnification).  Notwithstanding anything to the contrary in this Article 10, the Deductible Amount shall not apply to any Losses based upon, related to, arising out of, or caused by any Special Claims or

Tax Claims (and any Losses based upon, related to, arising out of, or caused by Special Claims or Tax Claims shall not apply against the Deductible Amount).

(c)           The aggregate liability of the Sellers pursuant to this Article 10 with respect to all Claims for indemnification (other than Claims based upon, related to, arising out of, or caused by Special Claims and Tax Claims) shall not exceed an amount equal to Nine Million Dollars ($9,000,000) (the “Maximum Amount”), and the maximum liability of any Seller pursuant to this Article 10 with respect to all Claims for indemnification (other than Claims based upon, related to, arising out of, or caused by Special Claims and Tax Claims) shall not exceed an amount equal to the Maximum Amount multiplied by such Sellers’ prorata share of such Losses based upon the allocation percentage set forth in Section 2.6.

(d)                           The maximum liability of any Seller with respect to Claims under this Article 10, including Special Claims and Tax Claims, shall not exceed an amount equal to the Enterprise Value multiplied by such Sellers’ prorata share of such Losses based upon the allocation percentage set forth in Section 2.6.

(e)           Each of the representations and warranties of the Sellers contained in this Agreement shall irrevocably expire on the last day on which any Claim for breach of such representation or warranty may be brought or asserted pursuant to this Article 10 (the “Expiration Date”); provided that if written notice of a Claim for Losses has been given to the Sellers’ Representative prior to the expiration of the applicable Expiration Date for such Claim, then the representation and warranties shall survive as to such action or Claim until such Claim has been fully resolved.  No Claim for Losses pursuant to this Article 10, other than with respect to Special Claims and Tax Claims, shall be brought or asserted after the twenty-four (24) month anniversary of the Closing Date.  No Tax Claims shall be brought or asserted after the date that is thirty (30) days following the expiration of the applicable statute of limitations applicable to the Taxes that are the subject of the indemnification Claim.  For the sake of clarity, liability for Losses with respect to Special Claims shall not expire and Claims for indemnification with respect to such Special Claims may be brought at any time following the Closing.

(f)            Any Claims for indemnification under this Article 10 shall be net of any Tax benefit actually realized (by reason of a Tax deduction or credit, basis increase, shifting of income, or otherwise) by any Buyer Indemnitee in connection with the Losses that form the basis of the Buyer Indemnitee’s Claim for indemnification hereunder.

(g)           Any Claim for indemnification under this Article 10 shall be net of any insurance proceeds or other amounts received by the Buyer Indemnitees from third parties with respect to the event giving rise to such indemnification obligation.

(h)           The Buyer Indemnitees shall not be entitled to indemnification under this Article 10 if, and to the extent that, Buyer shall have received the benefit of an adjustment pursuant to Article 2 hereof due to the fact that the item that is the subject of the Indemnification Claim was specifically taken into account in the final determination of Closing Working Capital.

(i)            The Buyer Indemnitees shall not be entitled to indemnification under this Article 10 with respect to Claims pursuant to the Asbestos Indemnity for the first Seventy-Five

Thousand Dollars ($75,000) of attorneys’ fees and other legal expenses incurred to defend Third Party Claims against the Acquired Companies based upon, related to, arising out of or caused by the sale or distribution or alleged sale or distribution by the Acquired Companies of products containing asbestos.

10.3         Indemnification of Sellers.  From and after the Closing and subject to this Section 10.3 and Sections 10.4 and 10.5, Buyer shall indemnify Sellers and their successors and assigns and each of the foregoings respective shareholders, officers, directors, employees and agents (collectively, the “Seller Indemnitees”), against and hold the Seller Indemnitees harmless from any Losses based upon, related to, arising out of, or caused by (a) any breach of, any of the representations and warranties made by Buyer in Article 5; (b) the breach by Buyer of any covenant or agreement by Buyer contained in this Agreement or any Closing document.  Any Claims for indemnification under this Section 10.3 shall be net of any Tax benefit actually realized (by reason of a Tax deduction or credit, basis increase, shifting of income, or otherwise) by any Buyer Indemnitee in connection with the Losses that form the basis of the Seller Indemnitee’s Claim for indemnification hereunder.  Any Claim for indemnification under this Section 10.3 shall be net of any insurance proceeds or other amounts received by the Seller Indemnitees from third parties with respect to the event giving rise to such indemnification obligation.  The Seller Indemnitees shall not be entitled to indemnification under this Section 10.3 if, and to the extent that, Sellers shall have received the benefit of an adjustment pursuant to Article 2 hereof due to the fact that the item that is the subject of the Indemnification Claim was specifically taken into account in the final determination of Closing Working Capital.

10.4         Third Party Claims.  This Section 10.4 shall not apply to Tax Proceedings, which are covered by the provisions of Section 10.6.  In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a Claim made by any Person against the indemnitee (a “Third Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such Claim is first asserted.  Such notice (to the extent known) shall state in reasonable detail the amount or estimated amount of such Claim, and shall identify the specific basis (or bases) for such Claim, including the representations, warranties or covenants in this Agreement alleged to have been breached.  Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.  If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to assume and control the defense thereof with counsel selected by the indemnitor, provided, that the indemnitor shall acknowledge in writing and without qualification its indemnification obligations hereunder with respect to such Third Party Claim within thirty (30) days of the receipt of notice of such Claim.  If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense.  If the indemnitor shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the indemnitee may defend against such Claim in such manner as it may deem appropriate and may settle such Claim or litigation on such terms as it may deem appropriate.  In the event the indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnitor shall cooperate with the indemnitee in such defense and make available to the indemnitee, all such witnesses, records, materials and information in the indemnitor’s possession or under the indemnitor’s control relating thereto as is reasonably required by the indemnitee.  If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnitees shall reasonably cooperate with the indemnitor in the defense or prosecution thereof.  Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the indemnitor has assumed the defense of a Third-Party Claim, the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any equitable remedies or material obligations or restrictions upon the indemnitee and which does not include an unconditional written release from all liability in respect of such Third Party Claim.

10.5         Limitation of Remedies.  Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all Claims relating to this Agreement or the transactions contemplated hereby (other than Claims of, or causes of action arising from, or based upon, fraud or intentional misrepresentation, or Claims arising from the Non-Compete Agreements or Lease Agreements) shall be pursuant to the indemnification provisions set forth in this Article 10.

10.6         Tax Indemnification.

(a)           From and after the Closing, except for Taxes accrued or reserved for and specifically identified as such in the Final Closing Balance Sheet and which can be determined to be accrued or reserved with respect to the item for which indemnification is sought hereunder and taken into account in the Final Adjustment Statement and in the determination of the Final Post-Closing Adjustment, the Sellers shall indemnify, save and hold harmless the Buyer Indemnitees from and against (collectively, “Seller Taxes”) (i) all liability for Taxes of the Acquired Companies for all Pre-Closing Tax Periods, (ii) any and all damages arising out of, resulting from or incident to any breach by the Sellers of any covenant contained in Section 8.2.4, (iii) any increase in Tax liability for a Pre-Closing Tax Period or Post-Closing Tax Period imposed on the Acquired Companies due to the application of Code Section 280G to any payments made by an Acquired Company, and (iv) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or a comparable state or local Tax provision) for Taxes of any Person which is or has been an Affiliate of the Acquired Companies during a Pre-Closing Tax Period; provided, however, that the Sellers shall not be liable for or pay and shall not indemnify, defend, save or hold harmless the Buyer Indemnitees for any Taxes (collectively, “Excluded Taxes”) imposed on the Acquired Companies as a result of the transactions occurring on or prior to the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation 1.1502-76(b)(1)(ii)(B)) to periods after the Closing Date.  For the avoidance of doubt, all items paid by the Company on the Closing Date shall be deemed to have been paid by the Company during the final Pre-Closing Tax Period.

(b)           From and after the Closing, Buyer shall indemnify, save and hold harmless the Sellers from and against (i) all liability for Taxes of the Acquired Companies for any Post-Closing Tax Period and (ii) any and all damages arising out of, resulting from or incident to the breach by Buyer of any covenant contained in Section 8.2.4.

(c)           In the case of any Straddle Period:

(i)            real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”) of the Acquired Companies for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

(ii)           the Taxes of the Acquired Companies (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the close of business on the Closing Date.

(d)           Sellers’ indemnity obligations in respect of Seller Taxes, as determined pursuant to Section 10.6(a), shall initially be effected by Sellers’ payment to Buyer of the excess of (i) any such Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Buyer in accordance with Section 8.2.4 or as otherwise indicated in a written notice prepared by Buyer that is satisfactory to the Seller Representative) over (ii) the sum of (A) the amount of such Taxes with respect to the Acquired Companies paid by Sellers at any time, and (B) the amount of such Taxes paid by the Acquired Companies on or prior to the Closing Date.  Sellers shall pay such excess to Buyer within twenty (20) days after written demand thereof is made by Buyer (but not earlier than five (5) days before the date on which the Taxes for the relevant Tax Period are required to be paid to the relevant Taxing Authority).  If the sum of (i) the amount of any Seller Taxes paid by Sellers at any time and (ii) the amount of Seller Taxes paid by the Acquired Companies on or prior to the Closing Date exceeds the amount of Seller Taxes, Buyer shall pay to Sellers the amount of such excess within twenty (20) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Taxing Authority.  In the case of a Tax that is contested in accordance with the provisions of Section 10.6(e), payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

(e)           If a Claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment with respect to Tax Claims to an indemnitee pursuant to this Article 10, the indemnitee shall promptly and in any event no more than twenty (20) days following the indemnitee’s receipt of such Claim, give written notice to the indemnitor of such Claim (a “Tax Proceeding”); provided, however, the failure of the indemnitee to give such notices shall only relieve the indemnitor from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure.  With respect to any Tax Proceeding relating to a Pre-Closing Tax Period, Sellers shall control all proceedings and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel) at its own expense; provided, however, that if the resolution of any portion of a Tax Proceeding would increase the

Taxes of the Acquired Companies for a Post-Closing Tax Period by more than $50,000, Sellers shall give written notice to the Buyer, which shall be entitled to jointly control only the proceedings taken solely in connection with such portion of such Tax Proceeding.  Sellers and Buyer shall jointly control all proceedings taken in connection with any Tax Proceeding relating solely to Taxes of the Acquired Companies for a Straddle Period or any Tax Proceeding involving both a Pre-Closing Tax Period and Post-Closing Tax Period.  Buyer shall control at its own expense all proceedings with respect to any Tax Proceeding relating to a Post-Closing Tax Period, unless the Tax Proceeding involves both a Pre-Closing Tax Period and a Post-Closing Tax Period, in which case Sellers and Buyer shall jointly control such Tax Proceeding.  A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Proceeding which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding without prejudice.  No Tax Proceeding in which Sellers and the Buyer are entitled to jointly control all proceedings may be settled without the written consent of Buyer, such consent not to be unreasonably withheld or delayed.  Buyer, Sellers, the Acquired Companies and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Proceeding in accordance with Section 8.2.4.

(f)            The parties shall satisfy their indemnity obligations pursuant to this Section 10.6 within ten (10) days after a final determination (within the meaning of Section 1313(a) of the Code) of the relevant Tax is made.

10.7         Release of Escrow Funds.

(a)           The indemnification obligations of the Sellers pursuant to Article 10, subject to the limitations set forth in Section 10.2 to the extent applicable, will be first satisfied from the Indemnity Escrow Funds until such funds have been exhausted or the Claims for indemnification shall exceed the then-current balance in the Indemnity Escrow Funds, and thereafter directly by the Sellers pursuant to Article 10; provided, that (i) the Claims for indemnification for breaches by a Seller of a Non-Compete Agreement will not be subject to this Section 10.7, and (ii) with respect to Claims for Indemnification pursuant to the Seller Covenant, the Buyer Indemnitees shall not be required to first satisfy such Claims from the Indemnity Escrow Funds before directly pursuing the applicable Seller with respect to the indemnity obligations set forth in the Seller Covenant.

(b)           On the twenty-four (24) month anniversary of the Closing Date (the ”Initial Release Date”), the Buyer and Sellers’ Representative will jointly instruct the Escrow Agent under the Escrow Agreement to pay the Sellers’ Representative (for further distribution to Sellers) by wire transfer of immediately available funds to an account specified by Sellers’ Representative, an amount equal to the amount by which the Indemnity Escrowed Funds then held exceeds the sum of (i) Four Million Five Hundred Thousand Dollars ($4,500,000) and (ii) the aggregate amount of Claims made by Buyer Indemnitees pursuant to Article 10 that remain pending on the Initial Release Date.  With respect to any pending Claims referred to in the preceding sentence, promptly following resolution of any such Claims, the amount, if any, of such Claims which have not been paid to a Buyer Indemnitee in connection with such resolution, and which would have been paid to the Sellers’ Representative if such Claims had been resolved prior to the Initial Release Date, will be paid to the Sellers’ Representative by wire transfer of immediately available funds to an account specified by the Sellers’ Representative pursuant to joint instructions signed by the Buyer and the Sellers’ Representative.

(c)           On the date that is three years and thirty days after the filing of the last income Tax Return with respect to any Pre-Closing Tax Period (the “Extended Release Date”), the Buyer and Sellers’ Representative will jointly instruct the Escrow Agent under the Escrow Agreement to pay the Sellers’ Representative (for further distribution to the Sellers) by wire transfer of immediately available funds to an account specified by the Sellers’ Representative, an amount equal to (i) the Indemnity Escrowed Funds then held minus (ii) the aggregate amount of Claims made by Buyer Indemnitees pursuant to Article 10 that remain pending on the Extended Release Date.  With respect to any pending Claims referred to in the preceding sentence, promptly following resolution of any such Claims, the amount, if any, of such Claims which have not been paid to a Buyer Indemnitee in connection with such resolution, and which would have been paid to the Sellers’ Representative if such Claims had been resolved prior to the Extended Release Date, will be paid to the Sellers’ Representative by wire transfer of immediately available funds to an account specified by the Sellers’ Representative pursuant to joint instructions signed by the Buyer and the Sellers’ Representative.

(d)           All payments received by the Sellers’ Representative pursuant to this Section 10.7 shall be distributed to the Sellers in accordance with Schedule 2.6.

ARTICLE 11

Definitions and Interpretation

11.1         Definitions.  When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:

“Acquired Companies” means the Company and the Subsidiaries, collectively; and each of the Company and the Subsidiaries and their predecessors may be referred to individually as an “Acquired Company.”

“Acquisition Balance Sheet” is defined in Section 4.11.

An “Affiliate” of a specified Person means any other Person, which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.  Notwithstanding, Northeast Ohio Roofers Mart, Inc. and Commercial Roofing Solutions, Inc., shall in no event be considered an Affiliate.

“Agreement” means this Securities Purchase Agreement, as may be amended from time to time.

“Asbestos Indemnity” is defined in Section 10.1.

“Benefits Indemnity” is defined in Section 10.1.

“Benefit Plans” is defined in Section 4.8.

“Business” means any business involving the distribution and sale of non-residential roofing and building materials as conducted by the Acquired Companies as of the Closing Date, including the distribution and sale of shingles, siding, windows, lumber, waterproofing products, insulation, sheet metal and other products or services sold or provided by the Acquired Companies as of the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York City, New York.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in Section 10.1.

“By-Laws” means the Code of Regulations for corporations incorporated under the laws of the state of Ohio.

“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including bank account balances, marketable securities and short term investments) and certificates of deposit of the Acquired Companies minus the amount of any dividends declared but not yet paid and the amount of any outstanding checks issued by the Acquired Companies.

“Cash Payment” is defined in Section 2.4.2.

“CERCLIS” is defined in Section 4.9.

“Claim” means any claim, counterclaim, action, cause of action, complaint, charge, notice, suit, proceeding, audit, investigation, arbitration, mediation hearing, or demand of any kind.

“Closing” and “Closing Date” is defined in Article 7.

“Closing Balance Sheet” is defined in Section 2.5.1.

“Closing Cash” means the Cash as of 12:01 a.m. on the Closing Date minus any amounts paid by the Company at or immediately prior to the Closing pursuant to the terms of this Agreement (including any Company Transaction Expenses); provided that no amounts that are deducted from the Purchase Price pursuant to Section 2.2(c), (e) or (f) shall be subtracted from Closing Cash.

“Closing Certificate” is defined in Section 2.4.1.

“Closing Date Payment” is defined in Section 2.4.2.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of the Closing Date as reflected on the Final Adjustment Statement.

“Closing Purchase Price” is defined in Section 2.2.

“Closing Working Capital” is defined in Section 2.3.2.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” is defined in the preamble of this Agreement.

“Company Intellectual Property” means the Intellectual Property owned or held for use by any of the Acquired Companies.

“Company’s Knowledge” means within the actual knowledge of any of the Sellers, in each case with such additional knowledge as any such Person would acquire upon conducting reasonable and diligent inquiry concerning the subject matter in question.

“Computer Software” means all computer software, including source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto.

“Company Property” means all tangible assets, properties and rights in existence on the date hereof and the Closing Date that are owned by the Acquired Companies or primarily used or held for use by the Acquired Companies in the conduct of their business, of whatever kind and nature and wherever located and whether or not reflected on the books and records of the Acquired Companies.

“Company Transaction Expenses” is defined in Section 2.4.4.

“Company Transaction Expense Statement” is defined in Section 2.4.4.

“Confidentiality Agreement” is defined in Section 8.1.4.

“Contract” shall mean any agreement, lease, license, covenant, understanding or commitment, whether oral or written.

“CRS” is defined in Section 6.1(p).

“Deductible Amount” is defined in Section 10.2(b).

“Desktop Software” means any third party Computer Software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement executed by the licensee, including software licensed by shrink wrap or click wrap licenses.

“Disclosure Schedule” means the disclosure schedules annexed hereto and made a part hereof.

“Disposal,” “Storage,” and “Treatment” shall have the meaning assigned them under Environmental Laws but the terms shall be applied to all “Hazardous Materials” as herein defined, not merely “Hazardous Waste” as defined in 42 USC §§ 6903.

“Employee Indemnity” is defined in Section 10.1.

“Enforceability Exceptions” is defined in Section 3.1.

“Enterprise Value” is defined in Section 2.2(a).

“Environmental Indemnity” is defined in Section 10.1.

“Environmental Laws” means any Law, pertaining to the environment or the health or safety of the public or employees and the Release or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, Treatment, Storage, transport or handling of Hazardous Materials, including, without limitation:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, 42 U.S.C. §§ 6901  et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local Law similar to the foregoing; all regulations issued pursuant to the foregoing; and all permits issued to the Acquired Companies pursuant to the foregoing, and all common law related to the environment including nuisances, trespassing and tort.

“Environmental Permits” is defined in Section 4.9(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” is defined in Section 4.8.

“Escrow Agent” is defined in Section 2.7.

“Escrow Agreement” is defined in Section 2.7.

“Escrowed Funds” is defined in Section 2.7.

“Estimated Closing Cash” is defined in Section 2.4.1.

“Estimated Closing Working Capital” is defined in Section 2.4.1.

“Estimated Closing Indebtedness” is defined in Section 2.4.1.

“Estimated Purchase Price” is defined in Section 2.4.1.

“Excluded Taxes” is defined in Section 10.6.

“Expense Indemnitee” is defined in Section 10.1

“Extended Release Date” is defined in Section 10.7(c).

“Final Adjustment Statement” is defined in Section 2.5.4.

“Final Closing Balance Sheet” is defined in Section 2.5.4.

“Final Post-Closing Adjustment” is defined in Section 2.5.4.

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable.

“GAAP Financial Statements” is defined in Section 4.11.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-Governmental Authority established to perform any of such functions.

“Hazardous Material” means any chemical, substance, oil, waste, material, pollutant or contaminant the use, generation, handling, Storage, Disposal, Treatment or transportation of which is regulated under Environmental Laws, and even if not prohibited, limited or regulated by Environmental Laws; all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substance, including any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any Person, or impair the use or value of any portion of the Leased Real Property or any other property.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Immediate Family Member” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Incapacity” means the inability to comprehend, prudently manage and attend to personal, financial and business affairs by reason of age, physical or mental illness or any other reason.  A Sellers’ Representative shall be considered incapacitated if and while (a) he is under any legal disability or the recipient of disability benefits for any reason other than a physical disability, (b) afflicted with any debilitating mental affliction, including substance abuse, or (c) if he is otherwise unable to attend regularly to financial affairs in the judgment of the majority of the Sellers.

“Income Tax Basis Financial Statements” is defined in Section 4.11.

“Indebtedness” means, as applied to any Person, all indebtedness of such Person, for (a) borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services (whether or not represented by a note), including in connection with any acquisitions of businesses and any earn-out and other contingent or similar payment obligations, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, except to the extent set forth on Schedule 8.2.3(b)(i), (f) all interest, fees and other expenses owed with respect to the Indebtedness referred to herein, including but not limited to, prepayment penalties, bankers’ acceptances, consent fees, (g) all indebtedness of third Persons of the types referred to herein which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase, assume or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, (h) indebtedness to equity or other security holders, including stockholders, payment obligations with respect to stock appreciation rights, phantom stock obligations and similar obligations, and (i) all obligations to pay bonuses or other forms of compensation to directors, officers, employees, consultants or agents in connection with the transactions contemplated by this Agreement.  For purposes of clarity, no Company Transaction Expenses and no undrawn amounts (or contingent reimbursement obligations) under any outstanding letters of credit shall be deemed Indebtedness.

“Indebtedness Indemnity” is defined in Section 10.1.

“indemnitee” and “indemnitor” are defined in Section 10.4.

“Indemnity Escrow Funds” is defined in Section 2.7.

“Independent Accountants” is defined in Section 2.5.3.

“Initial Release Date” is defined in Section 10.7(b).

“Intellectual Property” means any of the following:  (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, and (e) material computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof.

“Interim Financial Statements” is defined in Section 4.11.

“Interest Amount” is defined in Section 2.5.5.

“Inventory” is defined in Section 4.13.

“Law” means all federal, state, regional, local laws, including statutes, ordinances, codes, rules, regulations, published guidelines, orders, decrees and arbitration awards, and the common law.

“Leased Real Property” is defined in Section 4.4.2.

“Leases” is defined in Section 4.4.2.

“Liabilities” means any liability, obligation, debt or Claim of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” or “Liens” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, actions, notices of violation, and notices of liability and any Claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal expenses); provided, however, all Losses relating to any Claims for indemnification shall specifically exclude punitive, exemplary, or any similar type damages.

“Material Adverse Effect” means a material adverse effect or change on the business, condition (financial or otherwise), assets, operations, liabilities, or results of operations of the Acquired Companies, taken as a whole; provided, however, “Material Adverse Effect” shall not include (a) changes in business or economic conditions affecting the economy or the Acquired Companies’ industries generally (provided that such changes do not affect the Acquired Companies in a materially disproportionate manner); or (b) effects or changes related to or resulting from any event as to which Buyer has provided written consent hereunder.

“Maximum Amount” is defined in Section 10.2(c).

 “New Plans” is defined in Section 8.2.4.

“Non-Compete Agreements” means the non-competition, non-solicitation, non-disparagement and confidentiality agreements substantially in the form of Exhibit A hereto.

“NPL” is defined in Section 4.9.

“Old Plans” is defined in Section 8.2.4.

 “Pay-Off Documents” is defined in Section 2.4.3.

“Per Diem Taxes” is defined in Section 10.6.

“Permits” is defined in Section 4.10.

“Permitted Liens” means (a) Liens reserved against in the GAAP Financial Statements or Interim Financial Statements or disclosed in the notes thereto, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and under which the Acquired Companies are not in default, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Acquired Companies are not in default, (d) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP, (e) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Acquired Companies as presently conducted, (f) leases, subleases and similar agreements set forth on the Disclosure Schedules, (g) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Leased Real Property, none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property, and (h) (i) zoning, building and other similar restrictions imposed by applicable Laws, none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Acquired Companies have easement rights or, on any Leased Real Property, under any lease or subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Leased Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Post-Closing Tax Period”  means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” is defined in Section 8.1.1.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preliminary Adjustment Statement” is defined in Section 2.5.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.5.1.

“Purchase Price” is defined in Section 2.2.

“Purchase Price Adjustment Escrow Funds” is defined in Section 2.7.

“Receivables” is defined in Section 4.12.

“Related Parties” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, officer, general partner or managing member of such Affiliate (or in a similar capacity of such Affiliate); (ii) any Person who serves or within the past three (3) years has served as a director or officer of such specified Person or in a similar capacity of such specified Person; (iii) any other Person who holds, directly or though an Affiliate, any of the outstanding equity or ownership interests of such specified Person; or (iv) any Immediate Family Member of a Person described in clause (i), (ii) or (iii); provided, however, that no Subsidiary of the Company shall be considered a Related Party of the Company or any of its Subsidiaries nor shall Northeast Ohio Roofers Mart, Inc.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Wastes or pollutant or contaminant).

“Released Claims” is defined in Section 12.13.

“Released Parties” is defined in Section 12.13.

“Releasor” is defined in Section 12.13.

“Securities” is defined in the Recitals to this Agreement.

“Seller” and “Sellers” are defined in the preamble of this Agreement.

“Seller Covenant” is defined in Section 10.1.

“Seller Indemnitees” is defined in Section 10.3.

“Sellers’ Representative’s Account” is defined in Section 2.4.1.

“Sellers’ Representative” is defined in the preamble of this Agreement.

“Sellers’ Respective Securities” is defined in Section 2.1.

“Seller Taxes” is defined in Section 10.6.

“Share” and “Shares” are defined in Section 4.2.

“Significant Customers” is defined in Section 4.19.

“Significant Suppliers” is defined in Section 4.19.

“Special Claims” is defined in Section 10.2(a).

“Stockholders Agreements” means those certain Buy/Sell Agreements between the Sellers and the Acquired Companies identified on Schedule 4.2.2.

“Straddle Period” means any Tax Period that includes but does not end on the Closing Date.

“Subsidiaries” is defined in the Recitals to this Agreement.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claims” is defined in Section 10.2(a).

“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or, in the case of Taxes other than Income Taxes, a Tax is required to be paid.

“Tax Returns” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority with respect to Taxes, including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority (domestic or foreign), penalties and interest, and any transferee or secondary liability in respect of any tax (whether by Law, Contract, tax sharing agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined or unitary group or otherwise.

“Third-Party Claim” is defined in Section 10.4.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Working Capital” is defined in Section 2.3.1.

“Working Capital Target” is defined in Section 2.3.3.

11.2         Interpretation.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedules and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified.  Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words

“without limitation.”  The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.  The phrase “made available” in this Agreement will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, was included in the Company’s electronic data room or was directly delivered to an employee, agent, counsel, accountant or consultant of Buyer.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE 12

Miscellaneous Provisions

12.1         Notices.  Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

	(a)	If to Buyer, to:

Beacon Roofing Supply, Inc.
Office of the General Counsel
7508 Wisconsin Avenue
Third Floor
Bethesda, MD 20814
Attention: Ross D. Cooper

and

.		Beacon Roofing Supply, Inc.
One Lakeland Park Drive
Peabody, MA 01960
Attention: David R. Grace

With a copy to:

Schiff Hardin LLP
6600 Sears Tower
Chicago, IL 60606
Attention: Jeffrey N. Smith and Auste M. Ringus

(b)	If to Sellers’ Representative, Sellers, any Seller or, prior to the Closing, the Company, to Sellers’ Representative, Sellers, such Seller or the Company in care of:

David A. Moorhead
North Coast Commercial Roofing Systems, Inc.
2440 Edison Boulevard
Twinsburg, OH 44087

With a copy to:

Wegman, Hessler & Vanderburg
6055 Rockside Woods Boulevard
Cleveland, OH 44131
Attention: Keith A. Vanderburg

and/or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers’ Representative in accordance with this Section.  Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, or (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent.

12.2         Entire Agreement.  This Agreement, the Confidentiality Agreement and the schedules (including the Disclosure Schedule) and exhibits hereto and the agreements, instruments, certificates and documents executed pursuant to this Agreement constitute the exclusive statement of the agreement among Buyer and each Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter.  All negotiations among or between any of the parties hereto are superseded by this Agreement and the agreements, instruments, certificates and documents executed pursuant to this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

12.3         Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Buyer and Sellers’ Representative and, prior to the Closing, the Company.  In addition, any failure of a Person to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

12.4         WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN

ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.5         Severability.  If any provision of this Agreement (or any portion thereof) or the application of such provision (or any portion thereof) to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.6         Headings.  The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.7         Counterparts, Facsimile and Electronic Signatures.  This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other copy of a signature, including execution and delivery of the Agreement by electronic exchange bearing the copies of a party’s signature, shall be deemed an original for purposes of this Agreement.

12.8         Third Parties.  Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.  Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

12.9         Schedules and Exhibits.  The schedules and exhibits (including the Disclosure Schedule) referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in such other Schedules and applicable to such other representations and warranties to the extent that the disclosure is clearly applicable on the face of such item to such other Schedule and such other representations and warranties.  No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.

12.10       Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

12.11       Specific Performance.  Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 12.10 above), in addition to any other remedy to which they may be entitled, at law or in equity.

12.12       Sellers’ Representative.  By execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints David A. Moorhead as the true and lawful agent and attorney-in-fact of such Seller with full authority and power of substitution to act in the name, place and stead of such Seller, its successors and assigns as Sellers’ Representative with respect to all matters relating to this Agreement and the transactions contemplated hereby.  Sellers’ Representative is hereby authorized by each Seller to execute any and all instruments or other documents on behalf of such Seller, and to do any and all other acts or things on behalf of such Seller, which Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder before, at and following the Closing.  Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to (a) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of Sellers, give and receive notices on behalf of all Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement or the Escrow Agreement, all in the absolute discretion of Sellers’ Representative, (b) in general, do all things and perform all acts, including executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement, (c) to make all decisions relating to the determination of any adjustments to the Purchase Price pursuant to this Agreement, (d) to execute and deliver all amendments and waivers to this Agreement that the Sellers’ Representative deems necessary or appropriate, whether prior to, at or after the Closing, which amendments and waivers will be binding on the Sellers, (e) take all actions necessary or desirable in connection with the defense or settlement of any indemnification Claims pursuant to Article 10 and performance of obligations under Article 2, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification Claims made hereunder, and (f) retain and employ counsel, accountants, consultants and other professional advisors with reference to the performance of the duties assigned with the cost thereof allocated prorata among Sellers in accordance with the percentages set forth in Schedule 2.6.  Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder.  All decisions by Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but it is not required to do so.  Sellers’ Representative has a duty to serve in good faith the interests of Sellers and to perform its designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct.  Sellers shall indemnify and hold harmless Sellers’

Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Sellers’ Representative under this Agreement, other than for harm directly caused by an act of willful misconduct.  Sellers’ Representative may resign at any time by notifying Buyer and Sellers in writing.  Buyer shall be entitled conclusively and absolutely to rely, without inquiry, upon any action of Sellers’ Representative as the action of each Seller in all matters referred to in this Section 12.12.  In the event of the Incapacity, death or resignation of David A. Moorhead, Fredric T. Pratt shall serve as the successor Sellers’ Representative possessing all powers and authorities granted to Sellers’ Representative hereunder and elsewhere.  In the event of the Incapacity, death or resignation of Fredric T. Pratt, David D. Lowery shall serve as the successor Sellers’ Representative possessing all powers and authorities granted to Sellers’ Representative hereunder and elsewhere.  The successor Sellers’ Representative is relieved of any responsibility to inquire as to the actions or inactions of the prior Sellers’ Representative.  The successor Sellers’ Representative is entitled to rely on the accounts of his predecessor or predecessors, as applicable.

12.13       Release by the Sellers.  At the effective time of Closing, each Seller (each a “Releasor”), on behalf of such Seller and such Seller’s respective beneficiaries, heirs, successors and assigns irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges the Acquired Companies, and each of their respective officers, directors, employees, agents, Affiliates, direct and indirect equity holders, lenders, representatives, successors and assigns (collectively, the “Released Parties”), from any and all Claims, counterclaims, damages, losses, payments, obligations, debts, accountings, Liens, costs and expenses (including attorneys’ fees and costs) of any kind or nature, fixed or contingent, direct or indirect, several or otherwise, known or unknown, suspected or unsuspected, choate or inchoate, claimed or unclaimed, in law or in equity, whether arising from, in or out of tort, statute (whether state, federal or local) or Contract or any other common law, administrative or similar cause of action, right or remedy (collectively, the “Released Claims”), that such Releasor may have against any of the Released Parties from the beginning of time until the effective time of Closing, other than rights under this Agreement and any ancillary agreements.  Such Releasor, on behalf of such Releasor’s respective heirs, successors and assigns, specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to Released Claims which the creditor does not know or suspect to exist in his favor.  It is expressly understood and agreed that the releases contained in this Section 12.13 are intended to cover and do cover all known facts and/or Released Claims, as well as any further facts and/or Released Claims within the scope of such Released Claims not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof.  Such Releasor, on behalf of such Releasor’s respective successors and assigns, acknowledge that they may hereafter discover facts in addition to, or different from, those which they now believe to be true with respect to the subject matter of the Released Claims released in this Agreement, but agree that they have taken that possibility into account in reaching this Agreement, and that the releases given in this Agreement will be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which such Releasor expressly assumes the risk.

12.14       Fees and Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.  Buyer understands and acknowledges that certain out-of-pocket fees and expenses incurred or to be incurred by the Acquired Companies up to the Closing Date in connection with the transactions contemplated hereby (including Company Transaction Expenses) may be paid by the Acquired Companies at or prior to the Closing.  To the extent that any such fees or expenses (including Company Transaction Expenses) are not paid in full and discharged at or prior to the Closing, each Seller shall (in accordance with the allocations set forth in Schedule 2.6) be responsible for, and hereby agrees to pay when due, such fees and expenses (in accordance with the allocations set forth in Schedule 2.6), and each Seller acknowledges that the Acquired Companies shall not be obligated to pay such fees or expenses following the Closing.  Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid, or caused to be paid, by Sellers when due.  In any Claim to enforce the terms of this Agreement or arising out of this Agreement, the prevailing party shall be entitled to recover the fees and costs incurred in such Claim, including reasonable attorneys’ fees.

12.15       Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement (a) to any Affiliate of Buyer or to any subsequent purchaser of Buyer or substantially all of the assets of Buyer (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise), provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

12.16       Publicity.  Any disclosure, press releases or public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Seller and Buyer, or as may be required by Law or by any Governmental Authority or other regulatory body (including Nasdaq) or as may be required to comply with the provisions of this Agreement, including contacting third Persons for their requisite consents, in which case Buyer and Sellers’ Representative shall have the right to review such disclosure, press releases or announcements prior to its issuance, distribution or publication.

12.17       Acquired Companies Business Unit.  Following the Closing, it is the current intention of Buyer to merge the Subsidiaries with and into the Company.  Following such mergers, it is the Buyer’s current intention that (a) each of the businesses operated by the Subsidiaries will be operated as branches of the Company and that the management structure currently utilized by the Acquired Companies will be maintained within the Company’s organization in order to encourage the continuation of the existing working relationships of the Acquired Companies and (b) David Moorhead will be appointed to the Beacon Executive Committee that meets regularly with the Chief Executive Officer of Beacon Roofing Supply, Inc. regarding the management and affairs of the Buyer and its Affiliates.

[Remainder of page is intentionally blank.]

IN WITNESS WHEREOF, Buyer, the Company, the Sellers’ Representative, the Alternative Sellers’ Representative and the Sellers have executed and delivered this Securities Purchase Agreement, or have caused this Securities Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:

BEACON SALES ACQUISITION, INC.

By:	/s/ Robert R. Buck
Name:	Robert R. Buck
Title:	Chief Executive Officer

THE COMPANY:

NORTH COAST COMMERCIAL ROOFING SYSTEMS, INC.

By:	/s/ David A. Moorhead
Name:	David A. Moorhead
Title:	President

SELLERS’ REPRESENTATIVE:

/s/ David A. Moorhead
Name:	David A. Moorhead

SUCCESSOR SELLERS’ REPRESENTATIVE:

/s/ Fredric T. Pratt
Name:	Fredric T. Pratt

ADDITIONAL SUCCESSOR SELLER’S REPRESENTATIVE:

/s/ David D. Lowery
Name:	David D. Lowery
SELLERS:

North Coast Commercial Roofing Systems, Inc.

/s/ David A. Moorhead
David A. Moorhead Revocable Trust of 4/1/92, David A. Moorhead, Trustee

/s/ Fredric T. Pratt
Fredric T. Pratt Revocable Trust of4/1/92, Fredric T. Pratt, Trustee

/s/ John E. Lawrence
John E. Lawrence Revocable Trust of 4/1/92, John E. Lawrence, Trustee

/s/ Harvey T. Berry
Harvey T. Berry

/s/ Gary Shavensky
Gary Shavensky

/s/ Frances Moorhead
Frances Moorhead Revocable Trust of 4/1/92, Frances Moorhead, Trustee

/s/ Keith A. Vanderburg
Joseph D. Moorhead Trust, Keith A. Vanderburg, Trustee

/s/ Keith A. Vanderburg
Tiffany M. Moorhead Trust, Keith A. Vanderburg, Trustee

/s/ Keith A. Vanderburg
Hillary L. Moorhead Trust, Keith A. Vanderburg, Trustee

/s/ Karen C. Pratt
Karen C. Pratt Revocable Trust of4/1/92, Karen C. Pratt, Trustee

/s/ Fredric T. Pratt
Alexander C. Pratt Trust, Fredric T. Pratt, Trustee

/s/ Fredric T. Pratt
Austin B. Pratt Trust, Fredric T. Pratt, Trustee

/s/ Fredric T. Pratt
Avery L. Pratt Trust, Fredric T. Pratt, Trustee

/s/ Keith A. Vanderburg
Jonjason Lawrence Trust, Keith A. Vanderburg, Trustee

/s/ Keith A. Vanderburg
Kyle M. Lawrence Trust, Keith A. Vanderburg, Trustee

/s/ Keith A. Vanderburg
Cole M. Lawrence Trust, Keith A. Vanderburg, Trustee

North Coast Commercial Roofing Systems of Chicago, Inc.

North Coast Commercial Roofing Systems, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its President

/s/ David D. Lowery
David D. Lowery

/s/ James V. Schnecke
James V. Schnecke

/s/ Gary R. Korzelik
Gary R. Korzelik

/s/ Joseph M. Harian
Joseph M. Harian

/s/ Stephen C. Wissman
Stephen C. Wissman

North Coast Commercial Roofing Systems of Cincinnati, Inc.

North Coast Commercial Roofing Systems, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its President

/s/ Richard T. Kline
Richard T. Kline

/s/ Joseph M. Harian
Joseph M. Harian

/s/ Stephen C. Wissman
Stephen C. Wissman

North Coast Commercial Roofing Systems of Cleveland, Inc.

North Coast Commercial Roofing Systems, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its President

/s/ Brian See
Brian See

/s/ Michael J. LeAnza
Michael J. LeAnza

/s/ Kathy Rittwage
Kathy Rittwage

North Coast Commercial Roofing Systems of Columbus, Inc.

North Coast Commercial Roofing Systems, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its President

/s/ Joseph M. Harian
Joseph M. Harian

North Coast Commercial Roofing Systems of Detroit, Inc.

North Coast Commercial Roofing Systems of Michigan, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its Vice President

/s/ Daniel Strong
Daniel Strong

North Coast Commercial Roofing Systems of Fort Wayne, Inc.

North Coast Commercial Roofing Systems of Indiana, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As Chairman/CEO

/s/ Peter A. Sovinski
Peter A. Sovinski

/s/ Michael J. Ross
Michael J. Ross

/s/ David D. Lowery
David D. Lowery

/s/ Joseph M. Harian
Joseph M. Harian

/s/ Stephen C. Wissman
Stephen C. Wissman

/s/ Scott J. Fath

/s/ Robert Binns

North Coast Commercial Roofing Systems of Kentucky, Inc.

North Coast Commercial Roofing Systems of Indiana, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As Chairman/CEO

/s/ Daniel J. Timmons
Daniel J. Timmons

/s/ M. Edward Smith
M. Edward Smith

/s/ John R. Tierney
John R. Tierney

/s/ Stephen C. Wissman
Stephen C. Wissman

/s/ Joseph M. Harian
Joseph M. Harian

North Coast Commercial Roofing Systems of Michigan, Inc.

North Coast Commercial Roofing Systems, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its President

/s/ Jeffrey L. Mullins
Jeffrey L. Mullins

/s/ Joseph M. Harian
Joseph M. Harian

/s/ Stephen C. Wissman
Stephen C. Wissman

North Coast Commercial Roofing Systems of Pennsylvania, Inc.

North Coast Commercial Roofing Systems, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its President

/s/ Allan M. Brock
Allan M. Brock

/s/ Joseph M. Harian
Joseph M. Harian

/s/ Stephen C. Wissman
Stephen C. Wissman

North Coast Commercial Roofing Systems of Toledo, Inc.

North Coast Commercial Roofing Systems, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its President

/s/ Stephen C. Wissman
S.C.W. Trust, Stephen C. Wissman, Trustee

/s/ Robert G. Watkins
Robert G. Watkins

North Coast Commercial Roofing Systems of West Virginia, Inc.

North Coast Commercial Roofing Systems, Inc.

By:	/s/ David A. Moorhead
David A. Moorhead
As its President

/s/ M. Edward Smith
M. Edward Smith